    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2002


                                                      REGISTRATION NO. 333-99557
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          ENCORE ACQUISITION COMPANY*
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             1311                            75-2759650
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------
        * SUBSIDIARY GUARANTOR REGISTRANTS APPEAR ON THE FOLLOWING PAGE


                                 I. JON BRUMLEY


                             CHAIRMAN OF THE BOARD,


                            CHIEF EXECUTIVE OFFICER,


                                  AND DIRECTOR

                          777 MAIN STREET, SUITE 1400
                            FORT WORTH, TEXAS 76102
                                 (817) 877-9955
               (Address including ZIP Code, and telephone number,

       including area code, of registrant's principal executive offices)

                             ---------------------
                                   COPIES TO:

                              F. RICHARD BERNASEK

                          KELLY, HART & HALLMAN, P.C.

                          201 MAIN STREET, SUITE 2500
                            FORT WORTH, TEXAS 76102
                                 (817) 332-2500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM
      TITLE OF EACH CLASS            AMOUNT TO BE        OFFERING PRICE      PROPOSED MAXIMUM        AMOUNT OF
 OF SECURITIES TO BE REGISTERED       REGISTERED            PER UNIT          OFFERING PRICE    REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------
8 3/8% Senior Subordinated Notes
  due 2012......................     $150,000,000             100%             $150,000,000           $13,800
--------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees of Senior
  Subordinated Notes(2).........          0                    0                    0                 None(3)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457 under the Securities Act of 1933.

(2) Each of the subsidiaries of Encore Acquisition Company that is listed on the Table of Additional Subsidiary Guarantor Registrants on the following page has guaranteed the notes being registered pursuant hereto.

(3) Pursuant to Rule 457(n) of the Securities Act of 1933, no separate fee for the guarantees is payable.
                             ---------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

                                                     STATE OR OTHER JURISDICTION OF      I.R.S. EMPLOYER
EXACT NAME OF SUBSIDIARY GUARANTOR REGISTRANT(*)     INCORPORATION OR ORGANIZATION    IDENTIFICATION NUMBER
------------------------------------------------     ------------------------------   ---------------------
Encore Operating, L.P. ............................  Texas                                 75-2807888
EAP Operating, Inc. ...............................  Delaware                              75-2807621
EAP Properties, Inc. ..............................  Delaware                              75-2807620
EAP Energy, Inc. ..................................  Delaware                              75-2807622
EAP Energy Services, L.P. .........................  Texas                                 75-2808458

---------------

(*) The address for each Subsidiary Guarantor Registrant is 777 Main Street,
    Suite 1400, Fort Worth, Texas 76102, except EAP Properties, Inc., the address of which is 1209 Orange Street, Wilmington, Delaware 19801.

PROSPECTUS


[ENCORE LOGO]               ENCORE ACQUISITION COMPANY

                               OFFER TO EXCHANGE
           ALL OUTSTANDING 8 3/8% SENIOR SUBORDINATED NOTES DUE 2012
                        ($150,000,000 PRINCIPAL AMOUNT)
                                      FOR
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2012
                        ($150,000,000 PRINCIPAL AMOUNT),
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                              ON JANUARY 9, 2003,

                          UNLESS WE EXTEND THE OFFER.
                WE DO NOT CURRENTLY INTEND TO EXTEND THE OFFER.

     We are offering to exchange up to $150.0 million aggregate principal amount of new 8 3/8% Senior Subordinated Notes due 2012 of Encore Acquisition Company which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 8 3/8% Senior Subordinated Notes due 2012 that Encore Acquisition Company issued in a private offering on June 25, 2002.


     The terms of the notes offered for exchange are identical in all material respects to the notes issued in the private placement except that their transfer restrictions, registration rights and exchange offer provisions have been removed.


     We will exchange all notes previously issued in our private placement that are validly tendered and not validly withdrawn prior to the closing of the exchange for an equal principal amount of exchange notes.

     You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

     We believe that the exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

     We will not receive any proceeds from the exchange offer.

     The notes to be exchanged for the outstanding notes will not be listed on any securities exchange or stock market, and, as a result, we do not anticipate an active trading market for them.

     As of September 30, 2002, we had $16.0 million of indebtedness prior in right of payment to the notes, and no indebtedness pari passu with, or junior to, the notes in right of payment. Any indebtedness we incur under our revolving credit facility will be senior in right of payment to the notes.
                             ---------------------

     YOU SHOULD CONSIDER CAREFULLY "RISK FACTORS" BEGINNING ON PAGE 12 BEFORE PARTICIPATING IN THE EXCHANGE OFFER.


     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for your notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" on page 87.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   This Prospectus is dated December 6, 2002.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   12
Special Note Regarding Forward-Looking Statements...........   21
Use of Proceeds.............................................   22
Capitalization..............................................   23
Management..................................................   24
The Exchange Offer..........................................   27
Description of Certain Indebtedness.........................   36
Description of the Notes....................................   37
Material United States Federal Income Tax Consequences......   84
Plan of Distribution........................................   87
Legal Matters...............................................   88
Independent Public Accountants..............................   89
Independent Petroleum Engineers.............................   89
Where You Can Find More Information.........................   89
Glossary of Oil and Natural Gas Terms.......................   91

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you consider important. We encourage you to read this prospectus and the documents to which we have referred you in their entirety. References to "Encore," "we," "our," or "us" refer to Encore Acquisition Company and our subsidiaries. You will find definitions for oil and natural gas industry terms used throughout this prospectus in "Glossary of Oil and Natural Gas Terms."

                           ENCORE ACQUISITION COMPANY

     Encore is a growing independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas reserves. Our strategy is to build a portfolio of long-lived, high quality properties through a balanced effort of selective acquisitions and low-risk drilling opportunities.


     Our growth has come primarily from the acquisition of producing oil and natural gas properties. Since April 1998, we have been successful in purchasing seven major packages of producing properties located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana and, most recently, the Paradox Basin of Utah. Moreover, we have increased our original interests in some of these areas through additional acquisitions. From inception to December 31, 2001, we had invested $300.8 million in acquiring producing oil and natural gas properties, and we invested an additional $77.0 million for acquisitions from January 1, 2002 through September 30, 2002. We have invested an additional $122.5 million and $58.0 million, respectively, from inception to December 31, 2001 and during the first nine months of 2002 for development and exploitation of our properties.



     In 2001, all of our growth in reserves was achieved organically through the drill bit by harvesting a portion of our extensive inventory of drilling projects. We drilled 108 gross operated wells and participated in drilling another 35 gross non-operated wells for a total of 143 gross wells for the year. On a net basis, we drilled 95 net operated wells and participated in 12 non-operated wells for a total of 107 net wells in 2001. Since our drilling program is based on low-risk development opportunities, more than 99% of the wells we drilled in 2001 produced commercial quantities of oil or natural gas. In 2001, we invested $87.2 million to drill and complete the 107 net wells, or approximately $815,000 per net well. The 2001 drilling program added 21.6 million BOE at an average cost of $4.04 per BOE. For the nine months ended September 30, 2002, we drilled an additional 78 gross (67.8 net) wells, of which 74 gross (67.3 net) wells were operated by us.



     Our estimated proved reserves at December 31, 2001 were 91.4 MMBbls of oil and 75.7 Bcf of natural gas, or 104.0 million BOE. The proved developed reserves were 83.3 million BOE, or 80% of total proved reserves at December 31, 2001. Our Reserve-to-Production Index was 16.6 years based upon December 31, 2001 proved reserves and the prior 12 months' production. Our properties in the Cedar Creek Anticline, which represented 89% of our proved reserves at year-end 2001, had an R/P Index of 22.5 years at December 31, 2001. Our Cedar Creek Anticline properties, which produce mainly from tight porous dolomites drilled on 40 to 80 acre spacing intervals, have longer reserve lives than our other properties because the low permeability level encountered in the CCA with those spacing intervals requires a longer time to produce the reserves in place, resulting in a lower production decline rate. The present value, discounted at 10% per annum, of future net revenues before taxes of our proved reserves at December 31, 2001, was $360.4 million. The Standardized Measure of discounted estimated future net cash flows, after taxes, was $284.3 million at that date. Prevailing prices as of December 31, 2001 were $19.84 per Bbl of oil and $2.57 per Mcf of natural gas.



     Production from our properties, net to our interests, averaged 13,521 Bbls/D of oil and 22,132 Mcf/D of natural gas, or 17,208 BOE/D, for 2001 and 16,004 Bbls/D of oil and 22,714 Mcf/D of natural gas, or 19,789 BOE/D for the first nine months of 2002. The direct lifting costs for our properties averaged

$4.00 per BOE for 2001 and $4.02 per BOE for the first nine months of 2002. Production, severance, and ad valorem taxes for 2001 were $2.20 per BOE and were $2.05 per BOE for the first nine months of 2002.



     In addition to our completed acquisitions in 2002, we plan to invest approximately $84.0 million during the year to exploit and develop existing core properties. This will support a four-rig, 110 well drilling program in the Cedar Creek Anticline, waterflood improvements, workovers, recompletions and our high-pressure air injection program in the Cedar Creek Anticline. If attractive opportunities arise during the rest of the year, we will acquire additional producing oil and natural gas properties.



  NET PROFITS INTERESTS



     A major portion of our acreage in the CCA is subject to net profits interests ("NPI") ranging from 1% to 50%. The holders of these net profits interests are entitled to receive a fixed percentage of the cash flow remaining after specified costs have been deducted from revenues. The net profits calculations are contractually defined, but in general, net profits are determined after considering operating expense, overhead expense, interest expense, and drilling costs. The amounts of reserves and production calculated to be attributable to these net profits interests are deducted from our reserves and production data, and our revenues are reported net of NPI payments. The reserves and production that are attributed to the NPIs are calculated by dividing estimated future NPI payments (in the case of reserves) or prior period actual NPI payments (in the case of production) by the commodity prices current at the determination date. Fluctuations in commodity prices and the levels of development activities in the CCA from period to period will impact the reserves and production attributed to the NPIs and will have an inverse effect on our reported reserves and production.


RECENT DEVELOPMENTS

     On January 4, 2002, we closed the purchase of our sixth major producing property package since inception. These Central Permian properties were purchased from Conoco for approximately $50.1 million and were not a part of our 2001 reserve or production base. The properties include two major operated fields: East Cowden Grayburg and Fuhrman-Nix; and two non-operated fields: North Cowden and Yates. We believe that we will be able to exploit significant opportunities in these fields to increase production through development drilling and waterflood enhancements. During the second quarter of 2002, we closed a second, follow-on acquisition of additional working interests in the East Cowden Field for $8.4 million. The net production to Encore from these properties is currently approximately 2,100 BOE per day, consisting primarily of oil.

     On August 29, 2002, we completed an acquisition of interests in oil and natural gas properties in southeast Utah's Paradox Basin. The final purchase price after the exercise of preferential rights was $17.9 million ($17.0 million after closing adjustments). The properties are divided between two oil producing units: the Ratherford Unit operated by ExxonMobil and the Aneth Unit operated by ChevronTexaco. The net production to Encore from these properties is currently approximately 900 BOE per day, comprised primarily of oil.

STRATEGY


     Our strategy is to grow our reserves and production through selective acquisitions and low-risk development drilling. We intend to maximize internally generated cash flow and shareholder value by continuing our low-risk development program on our existing properties and by acquiring properties with similar upside potential to our current producing properties portfolio. We plan to focus on acquisitions of additional properties during periods of low acquisition values and to focus on exploiting the extensive inventory of development opportunities on our existing properties when the acquisition market is unfavorable.


     Each year, we budget a portion of internally generated cash flow to secondary and tertiary recovery projects whose results will not be seen until future years. Our secondary recovery projects primarily involve our implementation and further enhancements of waterfloods on our quality asset base. Our tertiary recovery project is an initial high-pressure air injection project on our Cedar Creek Anticline asset in Montana.

     To execute our strategy, we intend to:

     - pursue an active low-risk development and exploitation program on our existing properties;

     - control costs through efficient operations of our existing properties;

     - continue our acquisition program; and

     - maintain our financial flexibility and conservative capital structure.


     Development of Existing Properties. Our properties generally have long reserve lives and reasonably stable and predictable reservoir production characteristics. The R/P Index for our proved reserves and proved developed reserves at December 31, 2001 was 16.6 and 13.3 years, respectively, based on the prior 12 months' production. The R/P Index for our proved reserves and proved developed reserves in the Cedar Creek Anticline at that date was 22.5 and
17.6 years, respectively.


     The inventory of potential development drilling locations or major recompletion opportunities on our existing properties is sufficient to sustain our 2002 level of capital investment for approximately four years. Longer term, we believe that there is significant value to be created through our High-Pressure Air Injection project in the Cedar Creek Anticline.


     Efficient Operations. We operate properties representing approximately 86% of the PV-10 value of our proved reserves at December 31, 2001, which allows us to control capital allocation and expenses. For the year ended December 31, 2001 and the nine months ended September 30, 2002, our lease operating expenses consisted of direct lifting costs per BOE of $4.00 and $4.02, respectively, and production, ad valorem, and severance tax payments per BOE produced of $2.20 and $2.05, respectively. Our general and administrative costs, excluding non-cash stock based compensation expense, averaged $0.80 per BOE produced in 2001 and $0.83 per BOE produced in the first nine months of 2002.



     Continued Successful Acquisition Program. Using the experience of our senior management team, we have developed and refined an acquisition program designed to increase our reserves and to complement our core properties. We have a staff of engineering and geoscience professionals who manage our core properties and use their experience and expertise to target attractive acquisition opportunities. Following an acquisition, our technical professionals seek to enhance the value of the new assets through a proven development and exploitation program.


     Maintain Financial Flexibility and Conservative Capital Structure. We plan to maintain our financial flexibility and a conservative capital structure, which is critical to our ability to successfully implement our strategy.

     Challenges to Implementing Our Strategy. We face a number of challenges in implementing our strategy and achieving our goals. Our primary challenge is to acquire quality producing properties for attractive rates of return, especially in a changing commodity price environment. In addition, we will face strong competition for acquisitions, capital and employees from major oil companies and independents. Other risks that we will face are described in "Risk Factors" beginning on page 12.

                        FAILURE TO EXCHANGE YOUR NOTES.


     The notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the notes under the exchange offer only following the satisfaction of the procedures and conditions discussed under the caption "The Exchange Offer" on page 27.


     Because we anticipate that most holders of the notes will elect to exchange their notes, we expect that the liquidity of the market, if any, for any notes remaining after the completion of the exchange offer will be substantially limited. Any notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the notes.

                               EXECUTIVE OFFICES

     Our executive offices are located at 777 Main Street, Suite 1400, Fort Worth, Texas 76102. Our main telephone number is (817) 877-9955.

                               THE EXCHANGE OFFER


     On June 25, 2002, we sold the outstanding notes to Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Fleet Securities, Inc., Goldman, Sachs & Co., Wachovia Securities, Inc., BNP PARIBAS Securities Corp., Fortis Investment Services, LLC, Comerica Securities, Inc., and Frost Securities, Inc. in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended, or the "Securities Act." We collectively refer to these parties as the "initial purchasers." The initial purchasers subsequently resold these outstanding notes (i) to qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) outside the United States, or U.S., in accordance with Regulation S under the Securities Act.


     When we issued the outstanding notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to use our best efforts to complete the exchange offer.

The Exchange Offer............   Under the terms of the exchange offer, we are
                                 offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes. In order to be exchanged, an outstanding note must be properly tendered and accepted. The outstanding notes may be tendered only in integral multiples of $1,000. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the expiration of the exchange offer.

Resales of Exchange Notes.....   We believe that the exchange notes issued in
                                 the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                 - you are acquiring the exchange notes in the
                                   ordinary course of your business;

                                 - you are not participating, and have no
                                   arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                                 - you are not an "affiliate" of ours.

                                 If any of the foregoing are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                                 If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes. See "Plan of Distribution" on page 87.


Failure to Exchange
Outstanding Notes May Affect
You Adversely.................   If you do not exchange your outstanding notes
                                 for exchange notes, you will no longer be able to require us to register the outstanding notes under the Securities Act. In addition, you will not be able to offer or sell the outstanding notes unless:

                                 - they are registered under the Securities Act;
                                   or

                                 - you offer or sell them under an exemption
                                   from the requirements of, or in a transaction not subject to, the Securities Act.


Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on January 9, 2003, unless we decide to extend the expiration date.


Interest on the Exchange
Notes.........................   The exchange notes will accrue interest at
                                 8 3/8% per year, beginning on the last date we paid interest on the outstanding notes you exchanged or, if no interest has been paid on such outstanding notes, from June 25, 2002. We will pay interest on the exchange notes on June
                                 15 and December 15 of each year, beginning on December 15, 2002.

Conditions to the Exchange
Offer.........................   We will proceed with the exchange offer, so
                                 long as:

                                 - the exchange offer does not violate any
                                   applicable law or applicable interpretation of law by the staff of the SEC;

                                 - no litigation materially impairs our ability
                                   to proceed with the exchange offer; and

                                 - we obtain all the governmental approvals we
                                   deem necessary for the exchange offer.

Procedures for Tendering
Notes.........................   If you wish to accept the exchange offer, you
                                 must:

                                 - complete, sign and date the letter of
                                   transmittal, or a facsimile of it; and

                                 - send the letter of transmittal and all other
                                   documents required by it, including the
                                   outstanding notes to be exchanged, to Wells
                                   Fargo Bank, National Association, as exchange agent at the address set forth on the cover page of the letter of transmittal. Alternatively, you can tender your outstanding notes by following the procedures for book-entry transfer, as described in the prospectus.


Guaranteed Delivery
Procedure.....................   If you wish to tender your outstanding notes
                                 and you cannot get your required documents to the exchange agent by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedure described under the section "The Exchange Offer" under the heading "Terms of the Exchange
                                 Offer -- Guaranteed Delivery Procedure" on page
                                 32.

Withdrawal Rights.............   You may withdraw the tender of your outstanding
                                 notes at any time prior to 5:00 p.m., New York
                                 City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this prospectus under the section "The Exchange
                                 Offer" under the heading "Exchange Agent" on page 34 by 5:00 p.m., New York City time, on the expiration date.


Acceptance of Outstanding
Notes and Delivery of Exchange
Notes.........................   If all of the conditions to the exchange offer
                                 are satisfied or waived, we will accept any and all outstanding notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes.

Tax Considerations............   We believe that the exchange of outstanding
                                 notes for exchange notes will not be a taxable exchange for federal income tax purposes. We urge you to consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent................   Wells Fargo Bank, National Association, is
                                 serving as exchange agent for the exchange offer.

Fees and Expenses.............   We will bear all expenses related to
                                 consummating the exchange offer and complying with the registration rights agreement.

                         DESCRIPTION OF EXCHANGE NOTES

     The exchange notes will be freely tradable and otherwise substantially identical to the outstanding notes. The exchange notes will not have registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes are, and the exchange notes will be, governed by the same indenture.

Issuer........................   Encore Acquisition Company.

Notes Offered.................   $150.0 million principal amount of 8 3/8%
                                 senior subordinated notes due 2012.

Issue Price...................   100% plus accrued interest, if any, from June
                                 25, 2002.

Interest Rate and Payment
Dates.........................   8 3/8% per annum payable on June 15 and
                                 December 15 of each year, commencing on
                                 December 15, 2002.

Maturity Date.................   June 15, 2012.


Ranking.......................   The exchange notes will be our senior
                                 subordinated unsecured obligations. They will rank equal in right of payment with any of our future Senior Subordinated Indebtedness and subordinated in right of payment to our obligations under our Revolving Credit Facility and any of our other existing and future Senior
                                 Indebtedness. As of September 30, 2002 we had approximately $16.0 million of Senior
                                 Indebtedness and $199.2 million available for borrowing under our Revolving Credit Facility after deducting

                                 $4.8 million in outstanding letters of credit. The notes are currently not senior to or pari passu with any other indebtedness. The terms "Revolving Credit Facility," "Senior Indebtedness" and "Senior Subordinated Indebtedness" are defined under "Description of the Notes -- Certain Definitions" beginning on page 63.


Optional Redemption...........   Prior to June 15, 2005, we are entitled to
                                 redeem up to 35% of the original principal amount of the notes, including the original principal amount of any additional notes we may issue, from the proceeds of certain equity offerings, so long as:

                                 - we pay to the holders of such notes a
                                   redemption price of 108.375% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption; and

                                 - at least 65% of the original aggregate
                                   principal amount of the notes and any
                                   additional notes remain outstanding after each such redemption, other than notes held by us or our affiliates.


                                 Prior to June 15, 2007, we are entitled to redeem the notes as a whole at a redemption price equal to the principal amount of the notes plus the Applicable Premium and accrued and unpaid interest to the date of redemption. The term "Applicable Premium" is defined under "Description of the Notes -- Certain Definitions" beginning on page 63.



                                 On or after June 15, 2007, we may redeem some or all of the notes at any time at the prices listed under "Description of the Notes -- Optional Redemption" on page 38, plus accrued and unpaid interest to the date of redemption.



Guaranties....................   The payment of the principal, interest, and
                                 premium on the notes will be fully and
                                 unconditionally guaranteed, jointly and
                                 severally, on a senior subordinated basis by our existing and some of our future restricted subsidiaries. See "Description of the Notes --
                                 Guaranties" on page 40.


Restrictive Covenants.........   The indenture governing the notes will limit
                                 what we and our restricted subsidiaries do. The provisions of the indenture will limit our and such subsidiaries' ability, among other things, to:

                                 - incur additional indebtedness;

                                 - pay dividends on our capital stock or redeem,
                                   repurchase or retire our capital stock or subordinated indebtedness;

                                 - make investments;

                                 - incur liens;

                                 - create any consensual limitation on the
                                   ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;

                                 - engage in transactions with our affiliates;

                                 - sell assets, including capital stock of our
                                   subsidiaries; and

                                 - consolidate, merge or transfer assets.

                                 During any period that the notes have
                                 investment grade ratings from both Moody's
                                 Investors Services, Inc. and Standard and
                                 Poor's Ratings Group and no default has
                                 occurred and is continuing, the foregoing covenants will cease to be in effect with the exception of covenants that contain limitations on liens and on, among other things, certain consolidations, mergers and transfers of assets.


                                 These covenants are subject to important exceptions and qualifications described under "Description of the Notes -- Certain Covenants" beginning on page 47.



Change of Control.............   If we experience a Change of Control, subject
                                 to certain conditions, we must give holders of the notes the opportunity to sell to us their notes at 101% of the principal amount, plus accrued and unpaid interest. The term "Change of Control" is defined under "Description of the Notes -- Change of Control" on page 44.


Absence of a Public Market for
the Exchange Notes............   The exchange notes will generally be freely
                                 transferable, but will be new securities for which there may not initially be a market. A market for the exchange notes may not develop, and any market that does develop may not be liquid. We do not intend to apply for listing of the exchange notes on any securities exchange or any automated dealer quotation system.

                      SUMMARY FINANCIAL AND OPERATING DATA


     The following table presents summary consolidated financial data for the years ended December 31, 2001, 2000, and 1999 and for the nine months ended September 30, 2002 and 2001. In the opinion of management, the accompanying unaudited consolidated interim financial information includes all adjustments necessary to present fairly our financial position as of September 30, 2002 and 2001 and results of operations and cash flows for the nine months ended September 30, 2002 and 2001. All adjustments are of a recurring nature. These interim results are not necessarily indicative of results for an entire year. Certain amounts of prior periods have been reclassified in order to conform to the current period presentation. The following data should be read in conjunction with the financial reports, consolidated financial statements, and related notes thereto incorporated by reference in this prospectus.



                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                      --------------------    --------------------------------
                                        2002        2001        2001        2000        1999
                                      --------    --------    --------    --------     -------
INCOME STATEMENT DATA:
REVENUES:
  Oil...............................  $ 95,496    $ 81,916    $105,768    $ 92,441     $30,454
  Natural gas.......................    18,110      23,452      30,149      16,509         810
                                      --------    --------    --------    --------     -------
Total revenues......................   113,606     105,368     135,917     108,950      31,264
EXPENSES:
  Direct lifting costs..............    21,742      18,744      25,139      18,669       8,408
  Production, ad valorem, and
     severance taxes................    11,080      11,406      13,809      15,159       5,427
  General and administrative
     (excluding non-cash stock based
     compensation)..................     4,462       3,804       5,053       4,345       4,047
  Non-cash stock based
     compensation...................        --       9,587       9,587      26,012          --
  Depletion, depreciation, and
     amortization...................    26,365      23,495      31,721      22,103       5,283
  Derivative fair value (gain)
     loss...........................      (911)        396         680          --          --
  Bad debt expense..................        --          --       7,005          --          --
  Impairment of oil and natural gas
     properties.....................        --          --       2,598          --          --
  Other operating expense...........       918         419         934          --          --
                                      --------    --------    --------    --------     -------
Total expenses......................    63,656      67,851      96,526      86,288      23,165
                                      --------    --------    --------    --------     -------
Operating income....................    49,950      37,517      39,391      22,662       8,099
Other income (expenses):
  Interest..........................    (7,836)     (4,865)     (6,041)    (10,490)     (4,037)
  Other.............................       (15)        144          46         512         202
                                      --------    --------    --------    --------     -------
Total other income (expenses).......    (7,851)     (4,721)     (5,995)     (9,978)     (3,835)
                                      --------    --------    --------    --------     -------
Income before income taxes..........    42,099      32,796      33,396      12,684       4,264
Current income tax benefit
  (provision).......................     1,150      (1,741)     (1,919)     (7,272)         --
Deferred income tax provision.......   (16,726)    (14,364)    (14,414)     (7,547)     (1,259)
                                      --------    --------    --------    --------     -------
Income (loss) before accounting
  change............................    26,523      16,691      17,063      (2,135)      3,005
Cumulative effect of accounting
  change (net of income taxes of
  $541).............................        --        (884)       (884)         --          --
Extraordinary loss from early
  extinguishment of debt (net of
  income taxes of $107).............      (174)         --          --          --          --
                                      --------    --------    --------    --------     -------
NET INCOME (LOSS)...................  $ 26,349(1) $ 15,807(2) $ 16,179(3) $ (2,135)(4) $ 3,005
                                      ========    ========    ========    ========     =======

                                          {AS OF SEPTEMBER 30,         {AS OF DECEMBER 31,
                                          ---------------------   ------------------------------
                                            2002        2001        2001       2000       1999
                                          ---------   ---------   --------   --------   --------
BALANCE SHEET DATA:
  Working capital.......................  $  9,997    $ (3,504)   $  1,107   $(15,275)  $  5,126
  Total assets..........................   530,037     386,507     402,000    343,756    215,571
  Total debt............................   166,000      68,594      79,107    162,045     99,250
  Stockholders' equity..................   283,855     263,392     269,302    147,811    102,422



                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                        --------------------   -------------------------------
                                          2002        2001       2001       2000       1999
                                        ---------   --------   --------   --------   ---------
OTHER FINANCIAL DATA:
  Adjusted EBITDA(5)..................  $  73,003   $ 70,599   $ 90,302   $ 70,777   $  13,382
  Adjusted EBITDA to interest
     expense..........................        9.3x      14.5x      14.9x       6.7x        3.3x
  Total debt/Adjusted EBITDA(6).......        1.7x       0.7x       0.9x       2.3x        7.4x
  Ratio of earnings to fixed
     charges(7).......................        6.2x       7.5x       6.3x       2.2x        2.0x
  Cash provided by operating
     activities.......................  $  56,502   $ 62,662   $ 80,212   $ 44,508   $   9,759
  Cash used by investing activities...   (135,125)   (64,250)   (89,583)   (99,236)   (201,701)
  Cash provided by financing
     activities.......................     81,060        867      8,610     49,107     194,972


---------------


(1) Net income for the nine months ended September 30, 2002 includes $0.2 million extraordinary loss from early extinguishment of debt.



(2) Net income for the nine months ended September 30, 2001 includes $9.6 million of non-cash stock based compensation and $0.9 million cumulative effect of accounting change related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective January 1, 2001.


(3) Operating income for the year ended December 31, 2001 includes $9.6 million of non-cash compensation expense, $7.0 million of bad debt expense, and $2.6 million of impairment of oil and natural gas properties, and net income for the year ended December 31, 2001 includes a $0.9 million cumulative effect of accounting change. See Note (2) above.

(4) Net income for the year ended December 31, 2000 includes $26.0 million of non-cash compensation expense.

(5) Adjusted EBITDA (as used herein) is defined as net income (loss) before interest income and expense, income taxes, depletion, depreciation, and amortization, non-cash stock based compensation expense, bad debt expense and the associated amortization of the Enron gain, impairment of oil and natural gas properties, cumulative effect of accounting change, and extraordinary loss from early extinguishment of debt. Management uses Adjusted EBITDA, as should investors, as a supplemental financial measurement in the evaluation of the Company's business and interprets trends in Adjusted EBITDA in a similar manner as trends in cash flows and liquidity. We believe that it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. When evaluating Adjusted EBITDA, investors should consider, among other factors,
    (i) increasing or decreasing trends in Adjusted EBITDA, (ii) whether Adjusted EBITDA has remained at positive levels historically and (iii) how Adjusted EBITDA compares to levels of interest expense. Because Adjusted EBITDA excludes some, but not all, items that affect net income and may vary among companies, the Adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies. While we believe that

    Adjusted EBITDA may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of our business may require us to utilize our available funds for other purposes. Additionally, Adjusted EBITDA is not calculated pursuant to the definition of EBITDA in the Indenture. Investors should be cognizant of the difference in definitions and not consider Adjusted EBITDA as a substitute for EBITDA as defined in the Indenture. Adjusted EBITDA is comprised of the following components for each respective period presented:


                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                                        -----------------   --------------------------
                                         2002      2001      2001      2000      1999
                                        -------   -------   -------   -------   ------
    Total revenues....................  113,606   105,368   135,917   108,950   31,264
    Enron gain........................   (3,312)       --        --        --       --
    Direct lifting costs..............  (21,742)  (18,744)  (25,139)  (18,669)  (8,408)
    Production, ad valorem, and
      severance taxes.................  (11,080)  (11,406)  (13,809)  (15,159)  (5,427)
    General and administrative
      (excluding non-cash stock based
      compensation)...................   (4,462)   (3,804)   (5,053)   (4,345)  (4,047)
    Derivative fair value gain
      (loss)..........................      911      (396)     (680)       --       --
    Other operating expense...........     (918)     (419)     (934)       --       --



(6) Total debt/Adjusted EBITDA for the nine months ended September 30, 2002 and 2001 are calculated using the annualized Adjusted EBITDA for the corresponding periods.



(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes and the cumulative effect of change in accounting method, interest expense and the portion of the rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. On a pro forma basis, giving effect to our issuance of the notes and the application of the net proceeds therefrom, as if such issuance had occurred on January 1, 2001, our ratio of earnings to fixed charges would have been 3.0x for the year ended December 31, 2001, and 4.2x for the nine months ended September 30, 2002.

                                  RISK FACTORS

     Our material risks are described below. You should carefully consider these risks together with all of our other information included in this prospectus and the documents to which we have referred before deciding whether to exchange your outstanding notes for exchange notes in the exchange offer.

RISKS RELATED TO OUR BUSINESS

  OIL AND NATURAL GAS PRICES ARE VOLATILE AND SUSTAINED PERIODS OF LOW PRICES COULD REDUCE OR ELIMINATE OUR NET INCOME AND AFFECT OUR ABILITY TO PAY THE NOTES.

     Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Our revenues, profitability and future growth and the book carrying value of our properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of internally generated cash flow available for payment of the notes and for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under our Revolving Credit Facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce.

     Among the factors that can cause price volatility are:

     - the supply of domestic and foreign oil and natural gas;

     - the ability of members of the Organization of Petroleum Exporting Countries (OPEC) to agree upon and maintain oil prices and production levels;

     - political instability or armed conflict in oil or natural gas producing regions;

     - the level of consumer demand;

     - weather conditions;

     - the price and availability of alternative fuels;

     - domestic and foreign governmental regulations and taxes;

     - domestic political developments; and

     - worldwide economic conditions.

     These external factors and the volatile nature of the energy markets make it difficult to reliably estimate future prices of oil and natural gas.

     Any decline in oil and natural gas prices adversely affects our financial condition. If the oil and natural gas industry experiences significant price declines, we may, among other things, be unable to meet our financial obligations or make planned expenditures.

  RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN OUR RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS COULD CAUSE THE QUANTITIES AND NET PRESENT VALUE OF OUR RESERVES TO BE OVERSTATED.

     Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities and net present value of our reserves to be overstated.

     To prepare estimates of economically recoverable oil and natural gas reserves and future net cash flows, we must analyze many variable factors, such as historical production from the area compared with production rates from other producing areas. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also involves economic assumptions relating to commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs. Actual results most likely will vary from our estimates. Any significant variance could reduce the estimated quantities and present value of reserves shown in this prospectus.

     You should not assume that the present value of future net cash flows from our proved reserves referred to in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with Securities and Exchange Commission requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate and future net present value estimates using then current prices and costs may be significantly less than the current estimate.

  OUR FAILURE TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY COULD REDUCE OUR EARNINGS AND SLOW OUR GROWTH.

     Acquisitions are an essential part of our growth strategy, and our ability to acquire additional properties on favorable terms is key to our long-term growth. There is intense competition for acquisition opportunities in our industry. The level of competition varies depending on numerous factors. Depending on conditions in the acquisition market, it may be difficult or impossible for us to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals. Our ability to grow through acquisitions and manage growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

  THERE ARE RISKS IN ACQUIRING PRODUCING PROPERTIES, INCLUDING DIFFICULTIES IN INTEGRATING ACQUIRED PROPERTIES INTO OUR BUSINESS, ADDITIONAL LIABILITIES AND EXPENSES ASSOCIATED WITH ACQUIRED PROPERTIES, DIVERSION OF MANAGEMENT ATTENTION, INCREASING THE SCOPE, GEOGRAPHIC DIVERSITY AND COMPLEXITY OF OUR OPERATIONS AND INCURRENCE OF ADDITIONAL DEBT.

     Our business strategy includes growing our reserve base through acquisitions. Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our company incurring unanticipated expenses and losses. In addition, we may assume cleanup or reclamation obligations in connection with these acquisitions, and the scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

     We are continually investigating opportunities for acquisitions. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing.

     Acquisitions may involve a number of special risks, including:

     - diversion of management attention from existing operations;

     - unexpected losses of key employees, customers and suppliers of the acquired business;

     - conforming the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations; and

     - increasing the scope, geographic diversity and complexity of our operations.

Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.

  BECAUSE A SUBSTANTIAL PORTION OF OUR PRODUCING PROPERTIES IS LOCATED IN THE WILLISTON BASIN, WE ARE VULNERABLE TO RISKS ASSOCIATED WITH OPERATING IN ONE MAJOR GEOGRAPHIC AREA.


     We have extensive operations in the Williston Basin, particularly our Cedar Creek Anticline properties, which represented approximately 89% of our proved reserves at December 31, 2001. Any circumstance or event that negatively impacts production or marketing of oil and natural gas in that geographic area could reduce our earnings and cash flow.


  OUR USE OF HEDGING ARRANGEMENTS COULD RESULT IN FINANCIAL LOSSES OR REDUCE OUR INCOME.

     To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and may in the future enter into hedging arrangements for a portion of our oil and natural gas production. Hedging arrangements for a portion of our oil and natural gas production expose us to risk of financial loss in some circumstances, including when:

     - production is less than expected;

     - the counter-party to the hedging contract defaults on its contract obligations; or

     - there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas.

  OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     We have limited operating history dating back to 1999, which makes it difficult to predict our future performance.

  DRILLING OIL AND NATURAL GAS WELLS IS A HIGH-RISK ACTIVITY AND SUBJECTS US TO A VARIETY OF FACTORS THAT WE CANNOT CONTROL.

     Drilling oil and natural gas wells, including development wells, involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. There can be no assurance that we will recover all or any portion of our investment in new wells. The presence of unanticipated pressures or irregularities in formations, miscalculations or accidents may cause our drilling activities to be unsuccessful, resulting in a total loss of our investment. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     - unexpected drilling conditions;

     - title problems;

     - pressure or irregularities in formations;

     - equipment failures or accidents;

     - adverse weather conditions;

     - compliance with environmental and other governmental requirements, which may increase our costs or restrict our activities; and

     - cost of, or shortages or delays in the availability of, drilling rigs and equipment.

  THE FAILURE TO REPLACE OUR RESERVES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves generally decline when reserves are produced, unless we conduct successful exploitation or development activities or acquire properties containing proved reserves, or both. We may not be able to find, develop or acquire additional reserves on an economic basis. Furthermore, while our revenues may increase if oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

  WE HAVE LIMITED CONTROL OVER THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE.

     Other companies operate some of the properties in which we have an interest. We have limited ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund with respect to them. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities and lead to unexpected future costs.

  OUR BUSINESS INVOLVES MANY OPERATING RISKS, WHICH MAY RESULT IN SUBSTANTIAL LOSSES, AND INSURANCE MAY BE UNAVAILABLE OR INADEQUATE TO PROTECT US AGAINST THESE RISKS.

     Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

     - fires;

     - natural disasters;

     - explosions;

     - formations with abnormal pressures;

     - blowouts;

     - collapses of wellbore, casing or other tubulars;

     - failure of oilfield drilling and service tools;

     - uncontrollable flows of underground natural gas, oil and formation water;

     - pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion;

     - changes in below ground pressure in a formation that causes the surface to collapse or crater;

     - pipeline ruptures or cement failures;

     - environmental hazards, such as natural gas leaks, oil spills and discharges of toxic gases; and

     - weather.

     Any of these risks can cause substantial losses resulting from:

     - injury or loss of life;

     - damage to and destruction of property, natural resources and equipment;

     - pollution and other environmental damage;

     - regulatory investigations and penalties;

     - suspension of our operations; and

     - repair and remediation costs.

     We do not maintain insurance against the loss of oil or natural gas reserves as a result of operating hazards or business interruption insurance. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

  PRODUCTION FROM OUR LODGEPOLE PROPERTIES IS EXPECTED TO DECLINE STEEPLY.


     Production from our Lodgepole properties has declined in the first nine months of 2002, from an average of 2,337 BOE per day in 2001 to an average of 2,198 BOE per day for the nine months ended September 30, 2002. For the first three quarters of 2002, Lodgepole contributed approximately 11% of our production on a BOE basis and 12% of our revenues. We forecast that production from these properties will decline steeply in 2003. If production declines more rapidly than we forecast, our cash flow for 2003 will be adversely affected.


  RECENT TERRORIST ACTIVITIES AND THE POTENTIAL FOR MILITARY AND OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and the United States and others instituted military action in response. These conditions caused instability in world financial markets and may generate global economic instability. The continued threat of terrorism and the impact of military and other action will likely lead to increased volatility in prices for oil and natural gas and could affect the markets for our operations. In addition, future acts of terrorism could be directed against companies operating in the United States. Further, the U.S. government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These developments have subjected our operations to increased risk and, depending on their ultimate magnitude, could have a material adverse affect on our business.

  OUR DEVELOPMENT AND EXPLOITATION OPERATIONS REQUIRE SUBSTANTIAL CAPITAL, AND WE MAY BE UNABLE TO OBTAIN NEEDED FINANCING ON SATISFACTORY TERMS.

     We make and will continue to make substantial capital expenditures in development and exploitation projects. We intend to finance these capital expenditures through a combination of cash flow from operations and external financing arrangements. Additional financing sources may be required in the future to fund our developmental drilling. Financing may not continue to be available under existing or new financing arrangements, or on acceptable terms, if at all. If additional capital resources are not available, we may be forced to curtail our drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

  THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend to a large extent on the efforts and continued employment of I. Jon Brumley, our Chairman and Chief Executive Officer, Jon S. Brumley, our President, and other key personnel. The loss of the services of Mr. I. Jon Brumley or Mr. Jon S. Brumley or other key personnel could adversely affect our business, and we do not have employment agreements with, and do not maintain key man insurance on the lives of, any of these persons. Our drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced geologists, engineers and other professionals. Competition for experienced geologists, engineers and some other professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

  THE MARKETABILITY OF OUR PRODUCTION IS DEPENDENT UPON TRANSPORTATION FACILITIES OVER WHICH WE HAVE NO CONTROL.

     The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could harm our business. We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future.

  COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNOLOGICAL AND OTHER RESOURCES THAN WE DO.

     We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

     - seeking to acquire desirable producing properties or new leases for future exploration;

     - marketing our oil and natural gas production;

     - integrating new technologies; and

     - seeking to acquire the equipment and expertise necessary to develop and operate our properties.

     Many of our competitors have financial, technological and other resources substantially greater than ours, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

  WE ARE SUBJECT TO COMPLEX FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Exploration for and development, exploitation, production and sale of oil and natural gas in North America are subject to extensive federal, state, provincial and local laws and regulations, including complex tax laws and environmental laws and regulations. These laws and their interpretations are subject to change, the effects of which cannot be predicted. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

     - discharge permits for drilling operations;

     - drilling bonds;

     - spacing of wells;

     - unitization and pooling of properties;

     - environmental protection;

     - reports concerning operations; and

     - taxation.

     Under these laws and regulations, we could be liable for:

     - personal injuries;

     - property damage;

     - oil spills;

     - discharge of hazardous materials;

     - reclamation costs;

     - remediation and clean-up costs; and

     - other environmental damages.

     We do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost, and we may need to expend significant financial and managerial resources to comply with environmental regulations and permitting requirements. We could incur substantial additional costs and liabilities in our oil and natural gas operations as a result of stricter environmental laws, regulations and enforcement policies.

     Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Further, these laws and regulations could change in ways that substantially increase our costs. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could make it more expensive for us to conduct our business or cause us to limit or curtail some of our operations.

  THE DEPARTURE OF THE PARTNERS AND EMPLOYEES OF ARTHUR ANDERSEN WHO WORKED ON OUR AUDITS WILL LIMIT OUR ABILITY TO USE THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN AND COULD IMPACT OUR ABILITY TO COMPLETE THE EXCHANGE OFFER OR ACCESS PUBLIC CAPITAL MARKETS AS WELL AS OUR INVESTORS' ABILITY TO SEEK POTENTIAL RECOVERIES FROM ARTHUR ANDERSEN.

     Our consolidated financial statements as of and for the years ended December 31, 2001, 2000 and 1999 incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Subsequent to Arthur Andersen's completion of our 2001 audit, the firm was convicted of obstruction of justice charges relating to a federal investigation of Enron Corporation, has ceased practicing before the SEC, and has lost the services of the material personnel responsible for our audit. As a result, it is not possible to obtain Arthur Andersen's consent to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

RISKS RELATED TO OUR INDEBTEDNESS

  OUR LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.


     We had total debt of $166.0 million and stockholders' equity of $283.9 million as of September 30, 2002. Our debt levels could have several potential consequences, including:


     - it may be more difficult for us to satisfy our obligations with respect to the notes;

     - we may have difficulties borrowing money in the future for acquisitions, to meet our operating expenses or for other purposes;

     - the amount of our interest expense may increase because certain of our borrowings not subject to interest rate protection hedges are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

     - we will need to use a portion of the money we earn to pay principal and interest on our debt which will reduce the amount of money we have to finance our operations and other business activities;

     - we may be more vulnerable to economic downturns and adverse developments in our industry; and

     - our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. Our earnings may not be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all. Further, failing to comply with the financial and other restrictive covenants in our indebtedness could result in an event of default under such indebtedness, which could adversely affect our business, financial condition and results of operations.

  IN ADDITION TO OUR CURRENT INDEBTEDNESS, WE MAY INCUR SUBSTANTIALLY MORE DEBT. THIS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.


     Together with our subsidiaries, we may incur substantially more debt in the future. The indenture governing the notes contains restrictions on our incurrence of additional indebtedness. However, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of September 30, 2002, we had approximately $199.2 million additional borrowing capacity under our Revolving Credit Agreement, subject to specific requirements, including compliance with financial covenants. To the extent new debt is added to our current debt levels, the risks described above could substantially increase.


  ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

RISKS RELATING TO THE NOTES

  SUBORDINATION OF THE NOTES MAY LIMIT PAYMENT ON THE NOTES.


     Our obligations under the notes are subordinate in right of payment to all of our existing and future Senior Indebtedness, including borrowings under our Revolving Credit Facility. As of September 30, 2002, we had approximately $16.0 million of Senior Indebtedness outstanding and $199.2 million of additional borrowing capacity under our Revolving Credit Facility after deducting outstanding letters of credit of $4.8 million. We may incur additional Senior Indebtedness from time to time, subject to certain restrictions imposed by the indenture governing the notes. By reason of the subordination of the notes, in the event of our insolvency, liquidation or other reorganization, creditors who are holders of Senior Indebtedness must be paid in full before any payments may be made to holders of the notes. There may not be sufficient assets remaining after payment of prior claims to pay amounts due on the notes. In addition, under certain circumstances, no payments may be made with respect to the notes if a default exists with respect to Senior Indebtedness. See "Description of the Notes -- Ranking" on page 40 The term "Senior Indebtedness" is defined in "Description of the Notes -- Certain Definitions" beginning on page 63.


  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Federal and state statutes allow courts, under specific circumstances, to void guarantees and require creditors such as the noteholders to return payments received from guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, for example, the guarantor, at the time it issued its guarantee:

     - intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the guarantee;

     - was insolvent or rendered insolvent by making the guarantee;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

  WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of a Change of Control, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds available to us to make the required repurchase of notes. In addition, our Revolving Credit Facility provides that the occurrence of any Change of Control event constitutes an event of default, which could require that the Company repay all unpaid and outstanding indebtedness under the Credit Facility and may limit the funds available for the Company to make any payments with respect to the notes, including for the repurchase of the notes. Our failure to purchase tendered notes would constitute a default under the indenture governing the notes which, in turn, could constitute a further event of default under our Revolving Credit Facility.

  WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS AND OUR FAILURE TO COMPLY WITH THE DEBT COVENANTS COULD RESULT IN AN EVENT OF DEFAULT UNDER OUR REVOLVING CREDIT FACILITY AND MAY LIMIT OUR ABILITY TO REPAY IN FULL OUR INDEBTEDNESS, INCLUDING THE NOTES.


     Our Revolving Credit Facility contains covenants that are similar to but more restrictive to us than those contained in the indenture governing the notes, and requires us to maintain specified financial ratios. See "Description of Certain Indebtedness -- Revolving Credit Facility," on page 36. Our ability to meet those financial ratios can be affected by events beyond our control, and we may not meet those ratios. A breach of any of these covenants, ratios or restrictions could result in an event of default under our Revolving Credit Facility. Upon the occurrence of an event of default under our Revolving Credit Facility, the lenders could elect to declare all amounts outstanding under our Revolving Credit Facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under our Revolving Credit Facility accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

  RECEIPT OF PAYMENT ON THE NOTES, AS WELL AS THE ENFORCEMENT OF REMEDIES UNDER THE SUBSIDIARY GUARANTEES MAY BE LIMITED IN BANKRUPTCY OR IN EQUITY.

     An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys' fees and forced restructuring of the notes.

     If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the "cram-down" provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

RISKS RELATING TO THE EXCHANGE OFFER

  THERE IS NO ESTABLISHED TRADING MARKET FOR THE EXCHANGE NOTES, THE VALUE OF THE EXCHANGE NOTES MAY FLUCTUATE SIGNIFICANTLY AND ANY MARKET FOR THE EXCHANGE NOTES MAY BE ILLIQUID.


     The exchange notes are a new issue of securities with no established trading market. A liquid market may not develop for the exchange notes, and you may not be able to sell your exchange notes at a particular time or at favorable prices. Moreover, we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The trading prices of the exchange notes could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, demand for oil and natural gas, general economic conditions and various other factors. In addition, the liquidity of the trading market in these exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, an active trading market may not develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. This offer to exchange the exchange notes for the outstanding notes does not depend on any minimum amount of notes being tendered for exchange.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Our disclosure set forth or incorporated by reference in this prospectus contains some forward-looking statements. Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of Encore Acquisition Company and its subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward looking statements may relate to various financial and operational matters, including, among other things: amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; costs of exploiting and developing our properties and conducting other operations, in the aggregate and on a barrel of oil equivalent basis; increases in proved reserves; operating costs and other expenses; cash flow and anticipated liquidity; estimates of proved reserves, exploitation potential or property acquisitions; and marketing of oil and natural gas.

     These forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. The forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially. Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer.

     The Company received $145.6 million in net proceeds from the sale of the outstanding notes after deducting debt issuance costs. The proceeds were used to repay and retire all of our outstanding indebtedness under our previous credit facility ($143.0 million) and to pay the fees and expenses related to the new credit facility ($1.5 million) and to hold in reserve for the Aneth acquisition ($1.1 million).

                                 CAPITALIZATION


     The following table shows our actual capitalization at September 30, 2002. The exchange offer will not affect our capitalization. After the exchange offer, we will continue to have outstanding $150 million of 8 3/8% senior subordinated notes due 2012.



                                                              SEPTEMBER 30, 2002
                                                              ------------------
                                                                (IN THOUSANDS)
CASH AND CASH EQUIVALENTS...................................       $  2,552
                                                                   ========
TOTAL DEBT:
  Revolving credit facility(1)..............................       $ 16,000
  8 3/8% senior subordinated notes due 2012.................        150,000
                                                                   --------
          Total debt........................................        166,000
STOCKHOLDERS' EQUITY:
  Preferred stock...........................................             --
  Common stock..............................................            300
  Additional paid-in capital................................        248,837
  Retained earnings.........................................         42,388
  Accumulated other comprehensive income....................         (7,670)
                                                                   --------
          Total stockholders' equity........................        283,855
                                                                   --------
          Total capitalization..............................       $449,855
                                                                   ========


---------------

(1) Our Revolving Credit Facility has a maximum committed amount of $300.0 million, subject to a borrowing base determination, which as of September 30, 2002 was $220.0 million subject to a semi-annual redetermination.

                                   MANAGEMENT


     As of November 1, 2002, the Board of Directors and executive officers of the Company were:


NAME                                    AGE                  POSITION
----                                    ---                  --------
I. Jon Brumley........................  63    Chairman of the Board, Chief Executive
                                              Officer and Director
Jon S. Brumley........................  32    President and Director
Gene R. Carlson.......................  49    Executive Vice President and Chief
                                              Operating Officer
Morris B. Smith.......................  58    Executive Vice President and Chief
                                              Financial Officer
Robert S. Jacobs......................  40    Senior Vice President -- Asset
                                              Management
Donald P. Gann, Jr. ..................  41    Senior Vice President -- Production
Arnold L. Chavkin.....................  51    Director
Ted Collins, Jr. .....................  64    Director
Ted A. Gardner........................  44    Director
Howard H. Newman......................  55    Director
James A. Winne, III...................  51    Director

     The members of the Board of Directors each serve a term of one year. The members are reelected each year at the Annual Meeting of shareholders. Executive officers serve at the discretion of the Board of Directors. Set forth below is biographical information about each of the Company's directors and executive officers named above.

     I. Jon Brumley, 63, has been the Chairman, Chief Executive Officer and Director since inception in April 1998. He also served as President from inception in April 1998 until August 2002. Beginning in August 1996, Mr. Brumley served as Chairman and Chief Executive Officer of MESA Petroleum (an independent oil and gas company) until MESA's merger in August 1997 with Parker & Parsley to form Pioneer Natural Resources Company, and he served as Chairman and Chief Executive Officer of Pioneer until joining Encore in 1998. Mr. Brumley serves as Director of Hanover Compressor Company. Mr. Brumley holds a BBA from the University of Texas and a MBA from the University of Pennsylvania Wharton School of Business. He is the father of Jon S. Brumley.

     Jon S. Brumley, 32, has been President since August 2002. He also held the positions of Executive Vice President -- Business Development and Secretary from inception in April 1998 until August 2002. Mr. Brumley has served as Director since November 2001. He also served as a director of the Company from April 1998 to May 2001. Prior to joining Encore, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources Company (an independent oil and gas company). He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in August 1997. Before the merger, he served as Director -- Business Development for MESA. Mr. Brumley holds a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.

     Gene R. Carlson, 49, has been Executive Vice President and Chief Operating Officer since August 2002. He formerly held the position of Executive Vice President -- Operations from inception in April 1998 until August 2002. He became Corporate Development Manager for Duncan Oil (an independent oil and gas company) in July 1996 and served in that capacity until joining Encore. Mr. Carlson is a 1974 graduate of Texas A&M University and holds a Bachelor of Science degree in Mechanical Engineering.

     Morris B. "Sam" Smith, 58, has served as Executive Vice President, Treasurer and Chief Financial Officer since August 2000. Prior to joining Encore, Mr. Smith held the position of Vice President of Finance and Chief Financial Officer for Union Pacific Resources Group, Inc. (an independent oil and gas company). Mr. Smith held this position since the spin-off of Union Pacific Resources Group from Union Pacific Corporation in October 1996. Mr. Smith is a graduate of McMurry University located in Abilene,

Texas and holds a Bachelor of Business Administration degree in Accounting. He also completed the Advanced Management Program/International Senior Management Program at Harvard Business School. He is a Certified Public Accountant.

     Robert S. Jacobs, 40, has been the Senior Vice President -- Asset Management since September 2001. He served the Company as Senior Geologist from August 1998 until August 1999 and Vice President -- Geology from August 1999 until September 2001. Mr. Jacobs worked as an exploration and development geologist for Bass Enterprises Production Company (an independent oil and gas company) from 1986 until joining Encore in 1998. He received his B.S. in Geology from Duke University in 1984 and his M.S. in Geology from North Carolina State University in 1986. Mr. Jacobs is a Certified Petroleum Geologist.

     Donald P. Gann, Jr., 41, has been the Senior Vice President -- Production since February 2002. He served the Company as Senior Engineer from August 1998 until June 1999, Production Manager from June 1999 until January 2001 and Vice President -- Production from January 2001 until February 2002. Prior to joining Encore, Mr. Gann was a Senior Engineer at Mitchell Energy Corporation (an independent oil and gas company) from July 1984 until August 1998. Mr. Gann graduated with a Bachelor of Science degree in Petroleum Engineering from the University of Texas in 1984 and is a Registered Professional Engineer.

     Arnold L. Chavkin, 51, has served as Director since August 1998. Mr. Chavkin is an executive partner of JP Morgan Partners, an affiliate of JP Morgan Chase Bank, and has served in such capacity for more than the past five years. Mr. Chavkin is a Certified Public Accountant. He received his B.A. and M.B.A. degrees from Columbia University. Mr. Chavkin is a director of American Tower Corporation, Better Minerals & Aggregates, Carrizo Oil & Gas, Inc., Crown Media Holdings, Inc., HDFC Bank, R&B Falcon Corporation, and Triton PCS, Inc. He serves on the Advisory Investment Boards of Richina Group, the India Private Equity Fund and the Asia Development Partners Fund.

     Howard H. Newman, 55, has served as Director since August 1998. Mr. Newman has been employed by Warburg Pincus LLC since January 1984 and has been a partner of Warburg, Pincus & Co. since January 1987. Mr. Newman holds Bachelor of Arts and Master of Arts degrees in economics from Yale University and a Ph.D. degree in Business-Economics from Harvard University. At Warburg Pincus, Mr. Newman is currently Vice Chairman and a member of its Operating, Compensation and Investment Policy Committees. He is also a director of ADVO, Inc., Cox Insurance Holdings, Plc., EEX Corporation, Newfield Exploration Company, Spinnaker Exploration Company and several privately held companies. He also serves as Vice Chairman of the Yale Alumni Fund.

     Ted A. Gardner, 44, has been a Director since May 2001. Mr. Gardner has been a Managing Partner of Wachovia Capital Partners (formerly First Union Capital Partners) and a Senior Vice President of Wachovia Corporation (formerly First Union Corporation) since 1990. Mr. Gardner holds a Bachelor of Arts degree in Economics from Duke University in 1979. In 1983, he earned his J.D. and Master of Business Administration from the University of Virginia. He currently serves on the Board of Directors and compensation committee of Kinder Morgan, Inc.

     Ted Collins, Jr., 64, has been a Director since May 2001. From 1988 to present, Mr. Collins has been president of Collins & Ware, Inc. (an independent oil and gas exploration and production company). Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen's Association, Midland Petroleum Club and serves as Chairman of the Midland Wildcat Committee. He graduated from the University of Oklahoma with a B.S. in Geological Engineering. Mr. Collins serves on the Board of Directors of Hanover Compressor Company, Chaparral Resources, Inc. and Energy Transfer Co. He is also a member of the compensation committee of Hanover Compressor Company. He is an active board member on the Midland Metropolitan YMCA Board, the University of Oklahoma Sarkey's Energy Center and the University of Texas Development Board.

     James A. Winne III, 51, has been a Director since May 2001. Mr. Winne is a registered land professional with 26 years of experience in the oil and gas industry. He has been President and Chief

Executive Officer of Legend Natural Gas, L.P. (an independent oil and gas company) since its inception in September 2001. From March 2001 until September 2001, he developed plans for a business that became Legend Natural Gas. Since April 2001, he has served on the Board of Directors of two privately held corporations, PI Corp. and Windward Oil and Gas. He formerly was employed by North Central Oil Corporation (an independent oil and gas company) for 18 years and was President and CEO from September 1993 until March 2001. After attending the University of Houston, he started his career as an independent landman and also worked at Tomlinson Interest, Inc. (an independent oil and gas company) and Longhorn Oil and Gas (an independent oil and gas company) before joining North Central's land department in January 1983.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

  GENERAL

     In connection with the issuance of the outstanding notes, we entered into a Registration Rights Agreement dated June 19, 2002, with the initial purchasers of the outstanding notes. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement (the "Exchange Offer Registration Statement"), of which this prospectus is a part, with the SEC with respect to the exchange of the outstanding notes for registered notes having terms substantially identical in all material respects. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement.

     Under the Registration Rights Agreement, we also agreed to, at our cost:

     - file the Exchange Offer Registration Statement not later than 90 days after June 25, 2002;

     - use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 165 days after June 25, 2002; and

     - keep the exchange offer open for not less than 20 business days nor more than 30 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

We are conducting the exchange offer to satisfy our obligations under the Registration Rights Agreement. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act and not contain transfer restrictions and holders of the exchange notes will not be entitled to payment of any additional interest.


     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. Exchange notes of the same class will be issued in exchange for an equal principal amount of outstanding notes accepted in the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders of outstanding notes. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered in exchange. However, our obligation to accept outstanding notes for exchange is subject to certain conditions as set forth in this section under the heading "-- Conditions" on page 33.


     Outstanding notes will be deemed accepted when, as and if we have given oral (promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the exchange notes and delivering them to the holders.

  RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that the exchange notes will be freely transferable by holders of the outstanding notes, other than our affiliates, after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that:

     - it is acquiring the exchange notes in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - it is not an "affiliate" of ours, as that term is defined in Rule 405 under the Securities Act;

provided that broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes.

     The staff of the SEC has taken the position in no-action letters to third parties that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes.

     A holder of outstanding notes who wishes to exchange such notes for exchange notes in the exchange offer will be required to represent that:

     - any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and

     - it is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

     If a holder of outstanding notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

  EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION


     The term "expiration date" shall mean January 9, 2003, unless the exchange offer is extended by us, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.


     In order to extend the expiration date, we will notify the exchange agent of any extension and may notify the holders of the outstanding notes by mailing an announcement or by means of a press release or other public announcement, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


     We reserve the right, in our sole discretion, prior to expiration of the exchange offer, (1) to delay acceptance of any outstanding notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of outstanding notes not previously accepted if any of the conditions set forth in this section under the heading "Conditions" shall have occurred and shall not have been waived by us (if permitted to be waived), by giving notice of such delay, extension or termination to the exchange agent, or (2) to amend the terms of the exchange offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral (promptly confirmed in writing) or written notice of the delay to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the outstanding notes. We are generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five days remain in the offer after the change. In the event of a material change to the terms of the exchange offer, we may be required to circulate an amended prospectus.

  INTEREST ON THE EXCHANGE NOTES

     Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange thereof or, if no interest has been paid on such outstanding note, from the date of its original issue.

  SINGLE CLASS OF NOTES

     The outstanding notes and the exchange notes will be treated as a single class for all purposes under the Indenture (except for provisions dealing specifically with registration and exchange offer issues).

  PROCEDURES FOR TENDERING

     To tender in the exchange offer, a holder of outstanding notes must:

     - complete, sign and date the letter of transmittal or a facsimile of it; have the signatures guaranteed if the letter of transmittal so requires; and mail or otherwise deliver the letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

     - comply with the Automated Tender Offer Program procedures of the Depository Trust Company ("DTC") described below.

     In addition, either:

     - the exchange agent must receive certificates for the outstanding notes along with the letter of transmittal;

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC and an agent's message according to the procedure for book-entry transfer described below; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The method of delivery of outstanding notes, letters of transmittal and all other required documents is at the election and risk of the holders. As an alternative to delivery by mail, it is recommended that holders use an overnight or hand-delivery service. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or outstanding notes should be sent to us. Holders of outstanding notes may request their respective brokers, dealers, commercial banks, trust companies or nominees to tender outstanding notes for them.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program ("ATOP") to tender. Participants in ATOP may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a computer generated message transmitted by means of DTC's ATOP, received by the exchange agent and forming a part of a confirmation of book-entry transfer. The agent's message contains an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that (1) such participant has received and agrees to be bound by the terms of the letter of transmittal and (2) we may enforce the agreement against the participant.

     The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth here and in the letter of transmittal.

     Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. The term "holder" for this purpose means any person in whose name outstanding notes are registered on our books or a person whose name appears on a security position listing provided by DTC or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.


     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, or the Exchange Act (each, an "Eligible Institution"), unless the outstanding notes are tendered:


     - by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the exchange notes are being issued directly to such registered holder (or deposited into the participant's account at DTC); or

     - for the account of an Eligible Institution.

     If the letter of transmittal is signed by the recordholder(s) of the outstanding notes tendered, the signature must correspond with the name(s) written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, those outstanding notes must be endorsed or accompanied by a properly completed bond power and a proxy that authorize such person to tender the outstanding notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by outstanding notes, or a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an Eligible Institution is received by the exchange agent. Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery by an Eligible Institution will be made only against receipt of the letter of transmittal and any other required documents and the tendered outstanding notes by the exchange agent or receipt of a timely confirmation of a book-entry transfer of outstanding notes with an agent's message into the exchange agent's account at DTC.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes which, if accepted, would, in our or our counsel's opinion, be unlawful.

We also reserve the absolute right to waive any conditions of the exchange offer or to waive, as to any particular outstanding notes, irregularities or defects in tender. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, nor shall we, the exchange agent or any other person incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion, subject to the provisions of the Indenture, to:


     - purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date or, as set forth in this section under the heading "-- Expiration Date; Extensions; Amendments; Termination" on page 28, to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and


     - to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

  ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES


     Upon satisfaction or waiver of all of the conditions to the exchange offer, all outstanding notes properly tendered will be accepted, and the exchange notes will be issued promptly after the expiration date. See the heading
"-- Conditions" below on page 33. For purposes of the exchange offer, outstanding notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent.


     In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC, properly completed and duly executed letter of transmittal and all other required documents or an agent's message in lieu thereof. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to an account maintained with DTC.

  BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of facilitating the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC procedures for transfer. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, a properly completed and signed letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth on page 34 under the heading "-- Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent. All references in this prospectus to deposit of outstanding notes shall be deemed to include DTC's book-entry delivery method.


  GUARANTEED DELIVERY PROCEDURE

     Holders who desire to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or other required documents to the exchange agent prior to the expiration date or (3) who cannot complete the procedures for book-entry transfer prior to the expiration date, may effect a tender if:

     - the tender is made through an Eligible Institution;

     - prior to the expiration date, the exchange agent receives from such Eligible Institution a notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:


      -- setting forth the name and address of the holder of the outstanding notes and the amount of outstanding notes tendered;



      -- stating that the tender is being made thereby; and



      -- guaranteeing that within five business days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, the letter of transmittal or an agent's message in lieu thereof and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and


     - the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, the letter of transmittal or an agent's message in lieu thereof and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

  WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.


     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the expiration date at the address set forth on page 34 under the heading
"-- Exchange Agent" and prior to acceptance for exchange thereof by us. Any notice of withdrawal must:


     - specify the name of the person having tendered the outstanding notes to be withdrawn (the "Depositor");

     - identify the outstanding notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such outstanding notes;

     - be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the outstanding notes to register the transfer of such outstanding notes into the name of the Depositor withdrawing the tender;

     - specify the name in which any such outstanding notes are to be registered, if different from that of the Depositor; and

     - if the outstanding notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor.


     All questions as to the validity, form and eligibility, and time of receipt of such notices will be determined by us, which determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no exchange notes will be issued with respect to the withdrawn notes unless the outstanding notes so withdrawn are validly re-tendered. Any outstanding notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described above under the headings "-- Procedures for Tendering" on page 29 and "-- Book-Entry Transfer" on page 31 at any time on or prior to the expiration date.


  CONDITIONS


     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes for, any outstanding notes, and we may delay acceptance of the notes, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if prior to or at the expiration of the exchange offer:


     - because of any change in law, or applicable interpretations of law by the SEC, we determine that we are not permitted to effect the exchange offer;

     - any action or proceeding has been instituted or threatened that would materially impair our ability to proceed with the exchange offer; or

     - any government approval that we deem necessary for the consummation of the exchange offer has not been received.

     We have no obligation to, and will not knowingly, permit acceptance of tenders of outstanding notes:

     - from affiliates of ours within the meaning of Rule 405 under the Securities Act;

     - from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

     - if the exchange notes to be received by such holder or holders of outstanding notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

  ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs of the exchange offer and the unamortized expenses related to the issuance of the outstanding notes will be amortized over the term of the exchange notes.

  EXCHANGE AGENT

     Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

    By Hand or Overnight       Facsimile Transmissions     By Registered or Certified
         Delivery:              (Eligible Institutions               Mail:
                                        Only):
     Wells Fargo Bank,            Wells Fargo Bank,            Wells Fargo Bank,
    National Association         National Association         National Association
 Corporate Trust Operations         (612) 667-4927         Corporate Trust Operations
       MAC N9303-121                  Attention:                 MAC N9303-121
    Sixth and Marquette        To Confirm by Telephone           P.O. Box 1517
   Minneapolis, MN 55479       or for Information Call:    Minneapolis, MN 55480-1517
                                    (800) 344-5128

  FEES AND EXPENSES

     We will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of ours.

     We have not retained any dealer-manager in connection with the exchange offer and we will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes, and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the exchange offer. Such expenses include SEC registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however:

     - certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

     - if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer;

then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from such taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

  SHELF REGISTRATION STATEMENT

     We may be required to file a shelf registration statement ("Shelf Registration Statement") to permit certain holders of outstanding notes or exchange notes to resell such notes without being limited by transfer restrictions. We will only be required to file a Shelf Registration Statement if:

     - there is a change in law or applicable interpretations of law by the staff of the SEC and, as a result, we are not permitted to effect the exchange offer;

     - for any other reason the Exchange Offer Registration Statement is not declared effective within 165 days of the original issuance date of the outstanding notes or the exchange offer is not consummated within 45 days after the date the Exchange Offer Registration Statement is declared effective under the Securities Act;

     - under certain circumstances the initial purchasers so request with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer;

     - under certain circumstances any holder of outstanding notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradable exchange notes in the exchange offer other than by reason of such holder being an affiliate of ours; or

     - in the case that an initial purchaser participates in the exchange offer or otherwise acquires exchange notes pursuant to the Registration Rights Agreement, such initial purchaser does not receive freely tradable exchange notes in exchange for outstanding notes constituting any portion of an unsold allotment (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of exchange notes will not result in such exchange notes being not "freely tradable").

     In the event we are required to file a Shelf Registration Statement, we will, at our cost:

     - file the Shelf Registration Statement with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be, as promptly as practicable;

     - use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

     - use our best efforts to keep the Shelf Registration Statement effective until two years after its effective date.

     A holder selling outstanding notes or exchange notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a Shelf Registration Statement, we will:

     - provide to each holder for whom the Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement;

     - notify each such holder when the Shelf Registration Statement has become effective; and

     - take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be.

Any such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  ADDITIONAL INTEREST

     In the event that:

     - on or prior to the 90th day after June 25, 2002, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC;

     - on or prior to the 165th day after June 25, 2002, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective;

     - on or prior to the 45th day after the date the Exchange Offer Registration Statement is declared effective under the Securities Act, neither the exchange offer has been consummated nor the Shelf Registration Statement has been declared effective; or

     - after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of outstanding notes or exchange notes in accordance with and during the periods specified in the Registration Rights Agreement

(each such event referred to above in this paragraph, a "Registration Default"); then, as liquidated damages for such Registration Default, additional interest ("Special Interest") will accrue on the principal amount of the outstanding notes and the exchange notes (in addition to the stated interest on the outstanding notes and the exchange notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

     Special Interest will accrue in an amount equal to $.05 per calendar week per $1,000 principal amount of the outstanding notes and exchange notes during the 90-day period immediately following the occurrence of such Registration Default and shall increase by an amount equal to $.05 per calendar week per $1,000 principal amount of the outstanding notes and exchange notes at the end of each subsequent 90-day period, but in no event shall such amount exceed $.30 per calendar week per $1,000 principal amount of the outstanding notes and exchange notes.

  FAILURE TO EXCHANGE OUTSTANDING NOTES MAY AFFECT YOU ADVERSELY

     Upon consummation of the exchange offer, subject to certain exceptions, holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their outstanding notes, unless the outstanding notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, we will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT FACILITY

     On June 25, 2002, we entered into a new Revolving Credit Facility with a syndicate of banks, which replaced our prior credit facility. All of our subsidiaries are guarantors of our Revolving Credit Facility. The maximum amount available under our Revolving Credit Facility is $300.0 million, which is secured by a first priority lien on our proved oil and natural gas reserves representing at least 80% of the present discounted reserve value. As of September 30, 2002, the amount available to us under our Revolving Credit Facility is $220.0 million which may be increased and decreased subject to a borrowing base calculation. The maturity date is June 25, 2006.

     We may choose between two base loan interest rates. The first base interest rate (the "ABR Rate") is a rate calculated as the highest of:

     - the annual rate of interest announced by the Agent Bank as its "base rate"; and

     - the federal funds effective rate plus 0.5%;

plus a margin of 0% to 0.75% based upon the level of borrowing. The second base rate (the "LIBOR Rate") is equal to the London InterBank offered rate plus a margin of 0% to 1.75% based upon the level of borrowing. In addition to the foregoing rates, we must pay a commitment fee on unused portions of the available borrowing base. Interest on ABR Rate loans is paid quarterly in arrears. At our election, interest periods for LIBOR Rate loans are one, three, six or twelve months, and interest is payable at the end of each interest period and at the end of each succeeding three month period.

     Borrowings under our Revolving Credit Facility are guaranteed by each of our subsidiaries and are secured by a mortgage of our oil and natural gas properties and a pledge of the capital stock and equity interests of our subsidiaries. We pay customary fees to the various banks and agents.

     The borrowing base is to be redetermined each June 1 and December 1. The bank syndicate has the ability to request one additional borrowing base redetermination per year, and we are permitted to request two additional borrowing base redeterminations per year. Generally, if amounts outstanding ever exceed the borrowing base, we must reduce the amounts outstanding to the redetermined borrowing base within six months, provided that if amounts outstanding exceed the borrowing base as a result of any sale of our assets, we must reduce the amounts outstanding immediately upon consummation of the sale.

     Our Revolving Credit Facility contains a number of negative and financial covenants, all of which we were in compliance with as of September 30, 2002. These covenants include, among others:

     - a prohibition against incurring debt in excess of $15.0 million, except for borrowings under our Revolving Credit Facility, the outstanding notes, and the exchange notes;

     - a prohibition against paying dividends or purchasing or redeeming capital stock or prepaying indebtedness (including the outstanding notes and the exchange notes);

     - a restriction on creating liens on our assets;

     - restrictions on merging and selling assets outside the ordinary course of business;

     - restrictions on use of proceeds, investments, transactions with affiliates, changing our principal business and incurring funding obligations under ERISA;

     - a provision limiting oil and natural gas hedging transactions to a volume not exceeding 75% of anticipated production from proved reserves;

     - a requirement that we maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0; and

     - a requirement that we maintain a ratio of consolidated EBITDA (as defined in our Revolving Credit Facility agreement) to the sum of consolidated net interest expense plus our letter of credit fees of not less than 2.5 to 1.0.

                            DESCRIPTION OF THE NOTES

     The outstanding notes were, and the exchange notes will be, issued under an Indenture (the "Indenture") dated June 25, 2002, between Encore and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. In this section, we collectively refer to the outstanding notes and the exchange notes as the "Notes."


     Certain terms used in this description are defined under the subheading
"-- Certain Definitions" beginning on page 63. In this description, the words "Company," "we," "us" and "our" refer only to Encore Acquisition Company and not to any of its subsidiaries.


     The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, define your rights as holders of these Notes. A copy of the Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available from us upon request.

BRIEF DESCRIPTION OF THE NOTES


     The exchange notes will be issued in exchange for the outstanding notes pursuant to the Registration Rights Agreement, as further described in "The Exchange Offer" beginning on page 27. The terms of the exchange notes are substantially identical to the terms of the outstanding notes except that the exchange notes will have been registered under the Securities Act and, therefore, will not contain terms with respect to restrictions on their transfer and will not contain provisions providing for an increase in the interest rate thereon under circumstances described under "The Exchange Offer -- Additional Interest," the provisions of which will terminate upon consummation of the exchange offer.


     These Notes:

     - are unsecured senior subordinated obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company; and

     - are fully and unconditionally guaranteed by each Subsidiary Guarantor.

PRINCIPAL, MATURITY AND INTEREST


     The Company will issue the Notes initially with a maximum aggregate principal amount of $150 million, in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on June 15, 2012. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Limitation on Indebtedness" beginning on page 47, we are entitled to, without the consent of the holders, issue more Notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Notes being offered hereby in an unlimited principal amount (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Except as specifically otherwise provided or unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes", references to the Notes include any Additional Notes actually issued.


     Interest on these Notes will accrue at the rate of 8 3/8% per annum and will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2002. We will make each interest payment to the holders of record of these Notes on the immediately preceding June 1 and December 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on these Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the currently outstanding Notes pursuant to the Registration Rights Agreement if the exchange offer is not timely completed.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the Notes at our option prior to June 15, 2007.

     On and after June 15, 2007, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
2007........................................................   104.188%
2008........................................................   102.792%
2009........................................................   101.396%
2010 and thereafter.........................................   100.000%

     Prior to June 15, 2005, we may at our option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes issued prior to the redemption date at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided that

          (1) at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

          (2) each such redemption occurs within 90 days after the date of the related Public Equity Offering.

     We will be entitled, at our option, at any time as a whole prior to June 15, 2007, to redeem the Notes at a redemption price equal to the sum of:

          (1) the principal amount thereof, plus

          (2) accrued and unpaid interest, if any, to the redemption date, plus

          (3) the Applicable Premium at the redemption date.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES


     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions
"-- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" beginning on pages 44 and 54, respectively. We may at any time and from time to time purchase Notes in the open market or otherwise.

GUARANTIES


     The Notes will be fully and unconditionally guaranteed by our Subsidiary Guarantors, all of which are 100% wholly-owned subsidiaries of the Company. The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under these Notes. The Subsidiary Guarantors include all of our Subsidiaries existing on the Issue Date and, except as described under "-- Future Guarantors" on page 58, will include any of our future Restricted Subsidiaries that Incur Indebtedness. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Relating to the
Notes -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors" on page 20.


     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors -- Risks Relating to the Notes -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors" on page 20.

     The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

          (1) upon the sale or other disposition (including by way of consolidation or merger) of that Subsidiary Guarantor;

          (2) upon the sale or disposition of all or substantially all the assets of that Subsidiary Guarantor; or

          (3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

     in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture.

RANKING

  SENIOR INDEBTEDNESS VERSUS NOTES

     The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Revolving Credit Facility.

     As of September 30, 2002:

          (1) the Company's Senior Indebtedness was approximately $16.0 million, all of which is secured indebtedness;

          (2) the Senior Indebtedness of the Subsidiary Guarantors was approximately $16.0 million, all of which consisted of their respective guaranties of Senior Indebtedness of the Company under our Revolving Credit Facility; and

          (3) the Notes were not senior to any other Indebtedness.

     Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" beginning on page 47. We do not currently anticipate Incurring Indebtedness except under our Revolving Credit Facility, which would be Senior Indebtedness.


LIABILITIES OF SUBSIDIARIES VERSUS NOTES

     All of our operations are conducted through our subsidiaries. Although all of our current subsidiaries are guaranteeing the Notes, we may in the future have subsidiaries that are not Subsidiary Guarantors. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.


     Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain
Covenants -- Limitation on Indebtedness" beginning on page 47.


OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

     Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

     We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

PAYMENT OF NOTES


     We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below on page 61 and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default"):


          (1) any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

          (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

     unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

     During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

          (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

     Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of the Company (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

          (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

          (2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations; and

          (3) if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration.

     A Subsidiary Guarantor's obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

     By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of the Notes.


     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance" on page 61.


BOOK-ENTRY, DELIVERY AND FORM


     We will issue the Notes in the form of one or more global notes (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, and only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.


     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.


     The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.


     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Notes evidenced by the Global Note for all purposes of such Notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the Notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES


     The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:


          (1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

          (2) we in our discretion at any time determine not to have all the Notes represented by the Global Note; or

          (3) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing.

     Any Note that is exchangeable as described above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

SAME-DAY PAYMENT

     The Indenture requires us to make payments in respect of Notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), then unless the Company shall have exercised its right to redeem all the Notes each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (2) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors (together with (A) any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and
     (B) any representative of a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors then in office;

          (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

     Unless the Company has exercised its right to redeem all the Notes and shall have delivered an irrevocable notice of redemption to the Trustee, within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.


     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" beginning on page 47. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.


     The Revolving Credit Facility provides that the occurrence of any change of control event with respect to the Company constitutes a default thereunder. In the event that at the time of such Change of Control the terms of any Senior Indebtedness of the Company (including the Revolving Credit Facility) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company (determined on a consolidated basis) to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture contains the following covenants, which are all of the material covenants included in the Indenture:

COVENANT SUSPENSION

     During any period that the Notes have a rating equal to or higher than BBB-by S&P and Baa3 by Moody's ("Investment Grade Ratings") and no Default has occurred and is continuing, the Company and the Restricted Subsidiaries will not be subject to the following covenants described in:

          (a) paragraphs (a) through (d) of the covenant described under "-- Limitation on Indebtedness" beginning on this page;


          (b) "-- Limitation on Restricted Payments" on page 50;



          (c) "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries" on page 52;



          (d) "-- Limitation on Sales of Assets and Subsidiary Stock" on page
     54;



          (e) "-- Limitation on Affiliate Transactions" on page 56;



          (f) clause (3) of the covenant described under "-- Merger and Consolidation" on page 57; and



          (g) "-- Future Guarantors" on page 58.



(collectively, the "Suspended Covenants"). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and subsequently one or both of S&P and Moody's downgrades the rating assigned to the Notes below BBB-, in the case of S&P, and below Baa3, in the case of Moody's, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (subject to subsequent suspension if the Notes again receive Investment Grade Ratings), and, with respect to Restricted Payments proposed to be made after the time of such downgrade, the permissibility of such proposed Restricted Payments will be calculated in accordance with the terms of the covenant described below on page 50 under "-- Limitation on Restricted Payments" as though such covenant had been in effect since the Issue Date.


LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.5 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:


          (1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $300 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" on page 54 and (B) $150 million plus 20% of ACNTA as of the date of such Incurrence;


          (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, unless such Indebtedness is owing to a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (3) the Notes including the Exchange Notes (but excluding any Additional Notes) and all Subsidiary Guaranties;

          (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by the Company and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

          (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

          (8) Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;

          (9) obligations in respect of performance, bid and surety bonds, including Guarantees and letters of credit functioning as or supporting such performance, bid and surety bonds, completion guarantees and other reimbursement obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);

          (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

          (11) Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness of the Company or a Subsidiary Guarantor outstanding on the Issue Date or permitted by the Indenture to be Incurred by the Company or a Subsidiary Guarantor;

          (12) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement or carrying cost of assets used in the business of the Company and its Restricted Subsidiaries and related financing costs, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed $25 million;

          (13) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

          (14) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; and

          (15) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)) does not exceed $25 million of which not more than $10 million may be Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors.

     (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant:

          (1) the Indebtedness that remained outstanding under the Revolving Credit Facility after the application of the net proceeds from the sale of the Notes is treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

          (2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, or is entitled to be incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant, the Company, in its sole discretion, may classify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

          (3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above or as having been incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant.

     (e) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in right of payment to any Senior Indebtedness of such Person, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);


          (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness" beginning on page 47; or


          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements of the Company are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds or the fair market value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

             (C) the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; provided, however, that if such employee stock ownership plan or trust Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount shall be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made from time to time by such employee stock ownership plan or trust with respect to such Indebtedness; plus

             (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

             (E) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted

        Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A)-(D); plus

             (F) $15.0 million.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause
     (3)(B) of paragraph (a) above;


          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness" beginning on page 47; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;



          (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or a Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) of, Disqualified Stock of the Company which is permitted to be issued pursuant to the covenant described under "-- Limitation on Indebtedness" beginning on page 47; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;


          (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments at the time of payment;

          (5) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year; provided further, however, that such purchases, redemptions and other acquisitions and retirements shall be excluded in the calculation of the amount of Restricted Payments;

          (6) repurchases, acquisitions or retirements of shares of Company common stock deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans when shares are surrendered to pay all or a portion of the exercise price or to satisfy any federal income tax obligations; provided, however, that such repurchases, acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments;

          (7) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments;


          (8) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenants described under "-- Change of Control" above on page 44 or "-- Limitation on Sales of Assets and Subsidiary Stock" below on page 54, (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default shall have occurred and be continuing (or would result therefrom), and (B) such purchase, repurchase redemption, defeasance or other acquisition and retirement for value will be excluded in the calculation of the amount of Restricted Payments.


     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment.

     For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) with respect to clauses (a), (b) and (c),

             (i) any encumbrance or restriction pursuant to an agreement governing Indebtedness or Capital Stock and other agreements or instruments in effect at or entered into on the Issue Date;

             (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary or Capital Stock or other agreement or instrument of such Restricted Subsidiary in existence on or prior to the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

             (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing in whole or in part of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or clause (B) of clause (2) of this covenant or contained in any amendment to, or modification, restatement, renewal, increase, supplement, replacement or extension of, an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii)or clause (B) of clause (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, modification, restatement, renewal, increase, supplement, replacement or extension agreement are not materially more restrictive, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

             (iv) any customary encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (v) customary encumbrances and restrictions contained in agreements of the types described in the definition of the term "Permitted Business Investments;" and

             (vi) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders' agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries; and

          (2) with respect to clause (c) only,

             (A) any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased, or licensed thereunder;

             (B) any encumbrance or restriction contained in credit agreements, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such credit agreements, security agreements or mortgages;

             (C) encumbrances and restrictions contained in any agreement, instrument or Capital Stock assumed by the Company or any of its Restricted Subsidiaries or for which any of them becomes liable as in effect at the time of such transaction (except to the extent such agreement, instrument or Capital Stock was entered into in connection with or in contemplation of such transaction), which encumbrances and restrictions are not applicable to any assets other than assets acquired in connection with such transaction and all improvements, additions and accessions thereto and products and proceeds thereof;

             (D) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

             (E) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

             (F) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or such Restricted Subsidiary.

LIMITATION ON LIENS

     The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind except for Permitted Liens, on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (A) in the case of any Lien securing Subordinated Obligations, the Notes are secured by a Lien on such assets that is senior in priority to such Lien and (B) in the case of any other Lien, the Notes are either secured equally and ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision), of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents, oil and natural gas properties or capital assets to be used by the Company or any Restricted Subsidiary in the Oil and Gas Business; and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

        provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Upon any Asset Disposition by an Oil and Gas Royalty Trust in which the Company or any Restricted Subsidiary owns Capital Stock, the Company or such Restricted Subsidiary will apply the Net Available Cash therefrom as provided in clause (a)(3) of this covenant.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 120 days of receipt.

     Notwithstanding the foregoing, the 75% limitation referred to in paragraph
(a)(2) above shall be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

     The requirement of clause (a)(3)(B) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will make such offer to purchase Notes on or before the 366th day after the date of such Asset Disposition or the receipt of such Net Available Cash, and will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

LIMITATION ON AFFILIATE TRANSACTIONS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

          (3) if such Affiliate Transaction involves an amount in excess of $20 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not prohibit:


          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case not prohibited to be made pursuant to the covenant described under "-- Limitation on Restricted Payments" on page 50;


          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other benefit plans approved by the Board of Directors;

          (3) loans or advances to officers, directors and employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

          (4) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (5) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

          (6) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or the Company's senior management; and

          (7) any agreement as in effect on the Issue Date and described in the Prospectus or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;


          (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness" beginning on page 47;


          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture; and

          (5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     provided, however, that clause (3) will not be applicable to (A) the Company or a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or part of its properties and assets to the Company or a Subsidiary Guarantor or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction within the United States of America or (C) at a time when the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants.

     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:


          (1) except in the case of a Subsidiary Guarantor (other than Encore Operating, L.P. and any Subsidiary Guarantor that directly or indirectly holds any equity interest in Encore Operating, L.P.) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company complies with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" on page 54 in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if such Person is not already a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) in the event a Guaranty Agreement is executed and delivered pursuant to clause (1) above, the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such Guaranty Agreement, if any, complies with the Indenture.

FUTURE GUARANTORS


     The Company will cause each Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to and in compliance with the last clause of paragraph (b)(15) of the covenant described under "-- Limitation on Indebtedness" beginning on page 47) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.


SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but, without exhibits in the case of Noteholders), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the Notes when due, continued for 30 days;

          (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

          (3) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

          (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness", "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions", "-- Future Guarantors", or "-- SEC Reports";

          (5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money in excess of $10 million above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemniter has not disclaimed responsibility is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

          (9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) for five days after notice or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the "Guaranty Failure Provision").

     However, a default under clauses (4), (5) and (9) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     The holders of a majority in principal amount of the outstanding Notes generally are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     The Indenture generally may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

          (1) reduce the amount of Notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any Note;

          (3) reduce the principal of or extend the Stated Maturity of any Note;


          (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" beginning on page 38 above;


          (5) make any Note payable in money other than that stated in the Note;

          (6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

          (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

          (9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders in any material respect.


     Notwithstanding the preceding, the covenant described under the caption "-- Change of Control" on page 44 may be waived or amended as described in the last paragraph of the description.


     Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the
Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of the Company, or any Subsidiary Guarantor under the Indenture;

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code,

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     or in a manner such that the uncertificated Notes are described in Section
     163(f)(2)(B) of the Code);

          (4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

          (5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

          (6) to make any change that does not adversely affect the rights of any holder of the Notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless such holder of such Senior Indebtedness (or its Representative) consents to such change or as otherwise permitted by the notes, debentures, bonds or other similar instruments evidencing such Senior Indebtedness.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.


     In addition, at any time we may terminate our obligations under "-- Change of Control" on page 44 and under the covenants described under "-- Certain Covenants" beginning on page 47 above (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default and Guarantor failure provision described under "-- Defaults" beginning on page 58 above and the limitations contained in clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" on page 57 above ("covenant defeasance").



     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (9) under "-- Defaults" beginning on page 58 above or because of the failure of the Company to comply with clause (3) of the first


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paragraph under "-- Certain Covenants -- Merger and Consolidation" on page 57 above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.


     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     Wells Fargo Bank, National Association is the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, except the Trustee may refuse to follow any direction that conflicts with the terms of the Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders. If an Event of Default occurs (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder offers to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property, plant or equipment used in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

     provided, however, that any such Restricted Subsidiary described in clause
     (2) or (3) above is primarily engaged in a Related Business.

     "Adjusted Consolidated Net Tangible Assets" or "ACNTA" means (without duplication), as of the date of determination:

          (a) the sum of:

             (1) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries (including oil and natural gas reserves attributable to the net profits interests owned by an Oil and Gas Royalty Trust to the extent such net profits interests are attributable to the Company or a Restricted Subsidiary by virtue of its ownership of Capital Stock of such Oil and Gas Royalty Trust) calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the fiscal year ending at least 45 days prior to the date of determination, which reserve report is prepared or audited by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) of:

                (A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

                (B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, and decreased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) attributable to:

                (C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

                (D) reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in accordance with standard industry practice, result in such determinations;

           provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Company's

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

           engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

             (2) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company's books and records as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination;

             (3) the Net Working Capital as of the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination; and

             (4) the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year for which financial statements of the Company have been made publicly available prior to the date of determination (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

          (b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

             (1) minority interests;

             (2) any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited consolidated financial statements;

             (3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

             (4) the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

             (5) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

     If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, "ACNTA" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management

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

and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments", "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. No Person shall be deemed an Affiliate of an Oil and Gas Royalty Trust solely by virtue of ownership of Capital Stock of such trust.

     "Applicable Premium" means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of the principal amount of such Note plus any required interest payments due on such Note through June 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary or by any Oil and Gas Royalty Trust, the Capital Stock of which is owned by the Company or a Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) or of an Oil and Gas Royalty Trust;

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary;

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary; or

          (4) any net profits interests held by any such Oil and Gas Royalty
     Trust

     (other than, in the case of clauses (1), (2) and (3) above,

             (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

             (B) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only,
        (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation"; and

             (C) the trade or exchange by the Company or any Restricted Subsidiary of any oil or natural gas property or interest therein of the Company or such Restricted Subsidiary for any oil or natural gas property or interest therein of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the oil or natural gas property or interest therein received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the oil or natural gas property or interest therein (including any cash or cash equivalents) so traded or exchanged;

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

             (D) the creation of a Lien;

             (E) a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

             (F) a disposition of the Capital Stock of or any Investment in any Unrestricted Subsidiary other than an Oil and Gas Royalty Trust;

             (G) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

             (H) any disposition of defaulted receivables that arose in the ordinary course of business for collection;

             (I) the contribution of net profits interests in oil and natural gas properties to an Oil and Gas Royalty Trust that is wholly owned by the Company or a Restricted Subsidiary at the time or as the result of such contribution; and

             (J) a disposition of assets with a fair market value of less than $1.0 million.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semiannually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means all Obligations pursuant to Credit Facilities.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, units of beneficial interests (including of an Oil and Gas Royalty Trust), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial

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

information of the Company has been made publicly available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned (if any) during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

     The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility, the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing, shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net payments pursuant to Interest Rate Agreements;

          (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

     minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and
        (B) the Company's equity in a net loss of any such Person for such period shall not be included in determining such

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        Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Company or a Restricted Subsidiary during such period;

          (2) solely for the purposes of determining the aggregate amount available for Restricted Payments under clause (a)(3) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments," any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

                (4) any gain or loss, together with any related provision for taxes on such gain or loss and all related fees and expenses, realized in connection with (A) the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and (B) the disposition of any securities of any Person or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries;

                (5) extraordinary or non-recurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses; and

                (6) the cumulative effect of a change in accounting principles;

                (7) any impairment losses on oil and natural gas properties;

                (8) any unrealized noncash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133); and

                (9) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

           Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause
           (a)(3)(E) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

          (1) the par or stated value of all outstanding Capital Stock of the Company plus

          (2) paid-in capital or capital surplus relating to such Capital Stock plus

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

          (3) any retained earnings or earned surplus

     less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including under the Revolving Credit Facility) or commercial paper facilities with banks or other lenders providing revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness", with respect to a Person means:

          (1) the Bank Indebtedness; and

          (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

     in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation, to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

     and (B) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or Subsidiaries of the Company or by any such plan to such employees and may be required to be repurchased by the

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     Company in order to satisfy applicable statutory or regulatory obligations shall not constitute Disqualified Stock.

     The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation, depletion, exploration and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

          (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

     in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

             (A) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

             (B) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, depletion, exploration and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

     "Existing Investments" means assets (including securities) held by the Company or any of the Restricted Subsidiaries as consideration for an Investment made on or before the Issue Date or acquired thereafter pursuant to any agreement or obligation as in effect on the Issue Date.

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

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

     provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any Indebtedness.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Oil and Natural Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Indebtedness":

          (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

          (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

          (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

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

          (4) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133)

     will not be deemed to be the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued expenses);

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends) (and the term "Incur Indebtedness" and similar terms include issuances of such Disqualified Stock and Preferred Stock);

          (6) all obligations of the types referred to in clauses (1) through
     (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the types referred to in clauses (1) through
     (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the liquidation value of such property or asset and the amount of the obligation so secured;

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

          (9) any Guarantee by such Person of production or payment with respect to a Production Payment,

     if and to the extent, in the case of obligations of the types referred to in clauses (1), (2) and (3) above, such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

     Except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute "Indebtedness."

     Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however,

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

that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee but excluding any such extension of credit made in the ordinary course of business to any customer or supplier) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means June 25, 2002.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York, Texas or Minnesota.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated development costs) of more than 50% during a fiscal quarter in the discounted future net revenues from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

          (1) any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

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

          (2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Moody's" means Moody's Investors Services, Inc.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received (and, in the case of an Asset Disposition by an Oil and Gas Royalty Trust, only as and when received by the Company or any Restricted Subsidiary), but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

          (1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local and other taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition or as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Oil and Gas Business" means:

          (1) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, natural gas, other hydrocarbon and mineral properties;

          (2) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;

          (3) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, natural gas, other hydrocarbons and minerals and products produced in association therewith;

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

          (4) any other related energy business, including power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from oil, natural gas, other hydrocarbons and minerals produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participates;

          (5) any business relating to oil field sales and service; and

          (6) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (5) of this definition.

     "Oil and Gas Royalty Trust" means a trust that is an Unrestricted Subsidiary formed by the Company or a Restricted Subsidiary to hold net profits interests in any of the Company's and its Restricted Subsidiaries' oil and natural gas properties that, at all times:

          (1) holds no assets other than (a) net profits interests in the Company's and its Restricted Subsidiaries' oil and natural gas properties and (b) Temporary Cash Investments;

          (2) conducts no business or activities other than the holding of the assets permitted by clause (1) above and the distribution of its available funds as required by clause (3) below;

          (3) distributes all funds (less reasonable reserves, if any, for operating liabilities as determined by the trustee) held by it to its unit holders on a pro rata basis no less frequently than monthly;

          (4) does not incur, nor permit to exist, directly or indirectly, any Indebtedness other than Indebtedness Incurred for its routine administrative expenses;

          (5) is not permitted to sell its net profits interests except in immaterial amounts or when revenue from such interests fall below $1.0 million annually;

          (6) is not permitted to sell its net profits interests except for cash equal to the fair market value thereof (as determined in good faith by the trustee of such Oil and Gas Royalty Trust, whose determination shall be conclusive);

          (7) is not permitted to issue Capital Stock except to the Company or a Restricted Subsidiary in exchange for the conveyance to such Oil and Gas Royalty Trust of net profits interests in connection with its formation; and

          (8) is governed by a trust agreement that requires the trustee to operate the Oil and Gas Royalty Trust in compliance with the terms of clauses (1) through (7) above.

     "Oil and Natural Gas Hedging Contract" means any oil and natural gas hedging agreement, and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and natural gas prices.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

          (1) ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and

          (2) entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas,

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     other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

     "Permitted Holders" means

          (1) I. Jon Brumley;

          (2) Jon S. Brumley;

          (3) Warburg Pincus Equity Partners L.P.;

          (4) J.P. Morgan Partners (SBIC), LLC;

          (5) trusts, the sole beneficiaries and trustees of which are the individuals listed in clauses (1) and (2) above or their immediate family members;

          (6) corporations, partnerships and other entities (a) of which the individuals listed in clauses (1) and (2) above or their immediate family members are the beneficial owners of all Capital Stock and other equity or voting interests and (b) that are controlled by such individuals and their immediate family members; and

          (7) any Affiliates as of the Issue Date or successors of any of the entities listed in clauses (3) and (4) above.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) cash and Temporary Cash Investments;

          (3) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (5) loans or advances to officers, directors and employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

          (6) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (7) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock" or consideration received for a disposition not constituting an Asset Disposition;

          (8) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

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     (b) as a result of a foreclosure by the Company or any of its Restricted
     Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (9) any acquisitions of Capital Stock solely in exchange for Capital Stock (other than Disqualified Stock) of the Company; provided, however, that the fair market value of such Capital Stock, when taken together with all other Capital Stock acquired pursuant to this clause (9) and at the time owned by the Company or its Restricted Subsidiaries, does not exceed $10.0 million;

          (10) Hedging Obligations;

          (11) obligations of one or more officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with such individual's acquisition of shares of Capital Stock of the Company (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of the Company and its Restricted Subsidiaries is paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

          (12) Existing Investments and any Investments made with the proceeds of any dispositions thereof;

          (13) Permitted Business Investments;

          (14) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Oil and Gas Business;

          (15) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

          (16) Investments in a wholly-owned Unrestricted Subsidiary that constructs and owns an office building for use as the Company's headquarters in an aggregate amount not to exceed $10 million at any one time outstanding;

          (17) Investments in Capital Stock of any Oil and Gas Royalty Trust;
     and

          (18) any Person, not otherwise permitted to be made pursuant to clause
     (1) through (17), in an aggregate amount, which when taken together with all other Investments made on or after the Issue Date pursuant to this clause, does not exceed $20 million at any one time outstanding.

     "Permitted Liens" means the following types of Liens:

          (1) Liens securing Senior Indebtedness;

          (2) Liens in favor of the Company or a Restricted Subsidiary;

          (3) Liens securing the Notes;

          (4) Liens existing as of the Issue Date;

          (5) Liens for taxes, assessments and governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (6) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or contract incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

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          (7) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on state, Federal or foreign lands or waters);

          (8) Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default;

          (9) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

          (10) Liens on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

          (11) Liens on pipeline or pipeline facilities that arise under operation of law;

          (12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil, natural gas, other hydrocarbon and mineral leases, farm-out or farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business;

          (13) Liens reserved in oil, natural gas, other hydrocarbon and mineral leases for bonus or rental payments and for compliance with the terms of such leases;

          (14) Liens constituting survey exceptions, encumbrances, easements, and reservations of, and rights to others for, rights-of-way, zoning and other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, do not secure the payment of borrowed money, and in the aggregate do not materially adversely affect the value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties for the purposes for which such properties are held by the Company or such Subsidiaries;

          (15) Liens encumbering assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such assets;

          (16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (17) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (18) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

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          (19) set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Company or any of its Restricted Subsidiaries on deposit with or in the possession of such institutions; and

          (20) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "Certain Covenants -- Limitation on Restricted Payments."

     In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Production Payments and Reserve Sales" means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued interest thereon and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

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

     provided further, however, that Refinancing Indebtedness shall not include
     (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means the Registration Rights Agreement dated June 19, 2002, among the Company, Credit Suisse First Boston Corporation, BNP Paribas Securities Corp., Comerica Securities, Inc., Deutsche Bank Securities Inc., Fleet Securities, Inc., Fortis Investment Services LLC, Frost Securities, Inc., Goldman, Sachs & Co. and Wachovia Securities, Inc.

     "Related Business" means the Oil and Gas Business and any other business in which the Company or a Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary thereto.

     "Representative" means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

          (4) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the Credit Agreement among the Company, Encore Operating, L.P., Fleet National Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, Fortis Capital Corp., as Documentation Agent, and the financial institutions listed on Schedule I thereto as Banks.

     "S&P" means Standard and Poor's Ratings Group.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the U.S. Securities and Exchange Commission.

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     "Secured Indebtedness" means any Indebtedness of the Company secured by a
Lien.

     "Securities Act" means the U.S. Securities Act of 1933, as amended.

     "Senior Indebtedness" means with respect to any Person:

          (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;

     unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of such Person to any Subsidiary;

          (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness or other Obligation (and any accrued and unpaid interest in respect thereof) of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

          (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Subordinated Indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

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     Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

     "Subsidiary Guarantor" means EAP Energy, Inc., EAP Operating, Inc., EAP Properties, Inc., Encore Energy Services, L.P. and Encore Operating, L.P. and each other Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture, in each case unless and until such subsidiary is released from its obligations under its Subsidiary Guaranty pursuant to the terms of the Indenture.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in demand accounts and time deposit accounts, bankers acceptances, overnight bank deposits, certificates of deposit and money market deposits maturing within twelve months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10.0 million in the aggregate;

          (4) repurchase (or reverse repurchase) obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (5) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

          (6) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to June 15, 2007 or, in the case of defeasance, to maturity; provided, however, that if the average life to June 15, 2007 or maturity, as the case may be, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are

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given, except that if the average life to June 15, 2007 or maturity, as the case may be, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments".

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of exchanging for, holding and selling the exchange notes. Except where we state otherwise, this summary deals only with notes held as capital assets, as defined in the Internal Revenue Code of 1986, as amended (the "Code"), by a United States Holder (as defined below) who is the initial beneficial owner of the exchange note.

     We do not address all of the tax consequences that may be relevant to a United States Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Foreign Holders (as defined below) or to holders that may be subject to special tax treatment, including banks,

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thrift institutions, certain expatriates, real estate investment trusts, personal holding companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

     - the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

     - all the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

     - the United States federal income tax consequences to persons who hold the notes in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership and sale of the notes.

Accordingly, prospective purchasers and holders of notes are urged to consult their own tax advisors regarding the particular tax consequences to them of purchasing, owning and selling the notes in light of their circumstances.

     A "United States Holder" is a beneficial owner of the notes who, for United States federal income tax purposes, is:

     - an individual who is a citizen or resident of the United States;

     - a corporation or another entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein;

     - an estate, if its income is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

     If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

     A "Foreign Holder" is a beneficial owner of the notes other than a United States Holder.

     This summary is based on the currently existing provisions of the Code, Treasury regulations issued under the Code, and administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

     Payment of Interest on the Notes. Interest paid or payable on a note will be taxable to a United States Holder as ordinary income, generally at the time it is received or accrued, in accordance with such Holder's regular method of accounting for United States federal income tax purposes.

     Exchange Offer. The exchange of notes for Exchange Notes in the Registered Exchange Offer will not constitute a taxable event for United States Holders. Consequently, a United States Holder will not recognize gain or loss on the exchange, the holding period of the Exchange Note will include the holding period of the note, and the basis of the Exchange Note will be the same as the basis of the note exchanged therefor immediately before the exchange.

     If a United States Holder receives additional interest, we believe it should be treated in the same manner as regular interest on the notes. However, the U.S. Holder might instead be required to report it as income when it accrues or becomes fixed, even if the U.S. Holder is a cash method taxpayer.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all non-cash property

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received on such disposition (except to the extent such cash or property is attributable to accrued, but unpaid, interest, which will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder. Gain or loss recognized on the disposition of a note will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the note is more than one year. Long-term capital gain realized by individual taxpayers is generally taxable at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitations.

     Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to payments made with respect to the notes. We, or our agent or broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax a portion of such payment, not to exceed 31%, if a United States Holder fails to furnish its taxpayer identification number (social security or employer identification number) or otherwise fails to comply with the applicable requirements of the backup withholding rules. Corporations and certain other entities are generally exempt from the backup withholding and information reporting requirements. Generally, income on the notes will be reported to non-exempt United States Holders on an applicable Internal Revenue Service Form 1099.

     Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service by the United States Holder.

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

     Payment of Interest on the Notes. Payments of interest to a Foreign Holder that are not effectively connected to the conduct of a United States trade or business will generally not be subject to United Stated federal income tax, or the withholding thereof, provided the Foreign Holder:

     - does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our capital stock entitled to vote;

     - is not a controlled foreign corporation that is related to us through stock ownership; and

     - either (A) provides us or our agent with its name and address on an Internal Revenue Service Form W-8BEN (or successor form), and certifies, under penalties of perjury, that it is not a United States person, or (B) holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Treasury regulations. Special certification rules apply to certain Foreign Holders that are entities rather than individuals.

     A Foreign Holder that receives interest payments which are not effectively connected with a United States trade or business but that does not satisfy each of the three above mentioned conditions will be subject to withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding and such Foreign Holder claims the benefit of such treaty on a properly executed Internal Revenue Service Form W-8BEN.

     Exchange Offer. The exchange of notes for Exchange Notes in the Registered Exchange Offer will not constitute a taxable event for Foreign Holders. Consequently, for United States federal income tax purposes, a Foreign Holder will not recognize gain or loss on the exchange, the holding period of the Exchange Note will include the holding period of the note, and the basis of the Exchange Note will be the same as the basis of the note immediately before the exchange. If a Foreign Holder receives additional interest on the notes, we believe it should be treated in the same manner as regular interest on the notes.

     Sale, Exchange or Retirement of the Notes. A Foreign Holder will generally not be subject to United States federal income tax, or the withholding thereof, on any gain realized upon the sale, exchange, redemption, retirement at maturity or other disposition of the notes. If, however, the gain is effectively connected with the conduct of a trade or business within the United States by the Foreign Holder or if the

Foreign Holder is present in the United States for 183 days or more during the taxable year of sale, redemption, retirement or other disposition and certain other conditions are met, the Foreign Holder may be subject to income tax on all income and gains recognized.

     United States Trade or Business. If a Foreign Holder holds the notes in connection with a trade or business that the Foreign Holder is conducting in the United States:

     - Any interest on the notes, and any gain from disposing of the notes, generally will be subject to income tax as if the Foreign Holder were a U.S. Holder, but will not be subject to withholding tax if the Foreign Holder provides a Form W-8ECI to the payor (or the payor's withholding agent).

     - Corporate Foreign Holders may be subject to the "branch profits tax" on the earnings that are connected with Foreign Holder's United States trade or business, including earnings from the notes. This tax is 30%, but may be reduced or eliminated by an applicable United States income tax treaty.

     United States Federal Estate Tax. Notes will not be included in the estate of a Foreign Holder who is an individual for United States federal estate tax purposes, provided that at the time of the Holder's death, such Holder did not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock entitled to vote and, at the time of the Holder's death, payments of interest with respect to such notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

     Backup Withholding and Information Reporting. Backup withholding requirements do not apply to payments of interest made to Foreign Holders if the certification needed to avoid withholding tax on interest, as described above, is received, provided that the payor does not have actual knowledge that the Holder is a United States Holder. If the foreign office of a foreign "broker" (as defined in applicable United States Treasury regulations) pays the proceeds of the sale of a note effected outside the United States to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by or through a foreign office of a broker of the proceeds of a sale of a note effected outside the United States if that broker has a specified type of relationship with the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the Foreign Holder otherwise establishes an exemption. Payment of sale proceeds by a United States office of a broker is subject to both backup withholding at a rate not to exceed 31% and information reporting unless the holder certifies, under penalties of perjury, in the manner required as to its Foreign Holder status or otherwise establishes an exemption.

                              PLAN OF DISTRIBUTION

     Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that exchange notes issued under the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - you are acquiring exchange notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the exchange notes.

     If you tender your notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     - you cannot rely on those interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters related to the exchange notes will be passed upon for us by Kelly, Hart & Hallman, P.C., Fort Worth, Texas. Lawyers with Kelly, Hart & Hallman, P.C. own an aggregate of 6,600 shares of Encore Common Stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Our consolidated financial statements as of and for the years ended December 31, 2001, 2000 and 1999 incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Subsequent to Arthur Andersen's completion of our 2001 audit, the firm was convicted of obstruction of justice charges relating to a federal investigation of Enron Corporation, has ceased practicing before the SEC, and has lost the services of the material personnel responsible for our audit. As a result, it is not possible to obtain Arthur Andersen's consent to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

                        INDEPENDENT PETROLEUM ENGINEERS

     Certain information with respect to the oil and natural gas reserves associated with our oil and natural gas properties is derived from the report of Miller and Lents, Ltd., independent petroleum engineers, and has been incorporated by reference in this prospectus upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "EAC."


     This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the exchange notes. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.


     The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus:


     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 15, 2002, as amended by Form 10-KA filed on December 5, 2002;


     - Definitive Proxy Statement on Schedule 14A filed on March 20, 2002;

     - Current Report on Form 8-K filed on April 5, 2002;


     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed on May 6, 2002 as amended by Form 10-QA filed on December 5, 2002;

     - Current Reports on Form 8-K filed on June 10, 2002;

     - Current Reports on Form 8-K filed on June 26, 2002;


     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed on August 9, 2002 as amended by Form 10-QA filed on December 5, 2002;



     - Current Report on Form 8-K filed on August 27, 2002;



     - Current Report on Form 8-K filed on December 5, 2002 and;



     - Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed on November 14, 2002, as amended by Form 10-QA filed on December 5, 2002.



     From the initial filing of the registration statement on Form S-4 until the offering made under this prospectus is terminated, we will also incorporate by reference all documents that we may file in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.


     You may request copies of these documents by contacting us at: Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102 (telephone number: (817) 877-9955), Attention: Corporate Secretary.


     To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later that five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m. New York City time on January 9, 2003. The exchange offer can be extended by us in our sole discretion. See the caption "The Exchange Offer" on page 27 for more detailed information.

                     GLOSSARY OF OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of certain terms commonly used in the oil and natural gas industry and this prospectus:

     ACQUISITION AND DEVELOPMENT COSTS. Capital costs incurred in the acquisition, development, exploitation, and revisions of proved oil and natural gas reserves.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet of natural gas at standard atmospheric conditions.

     Bbl/D.  One stock tank barrel of oil or other liquid hydrocarbons per day.

     BOE. One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     BOE/D. One barrel of oil equivalent per day, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     COMPLETION. The installation of permanent equipment for the production of oil or natural gas.

     DELAY RENTALS. Fees paid to the lessor of the oil and natural gas lease during the primary term of the lease prior to the commencement of production from a well.

     DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     DEVELOPMENT WELL. A well drilled within or in close proximity to an area of known production targeting existing reservoirs.

     DIRECT LIFTING COSTS. All direct costs of producing oil and natural gas after completion of drilling and before removal of production from the property. Such costs include labor, superintendence, supplies, repairs, maintenance, and direct overhead charges.

     EXPLORATORY WELL. A well drilled to find and produce oil or natural gas in an unproved area or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

     GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which we have a working interest.

     HORIZONTAL DRILLING. A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation.

     MBbl.  One thousand barrels of oil or other liquid hydrocarbons.

     MBOE. One thousand barrels of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     Mcf.  One thousand cubic feet of natural gas.

     Mcf/D.  One thousand cubic feet of natural gas per day.

     MCFE. One thousand cubic feet of natural gas equivalent, calculated by converting oil to natural gas equivalent at a ratio of one Bbl of oil to six Mcf.

     MMBOE. One million barrels of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     MMBTU. One million British thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

     MMcf.  One million cubic feet of natural gas.

     NET ACRES OR NET WELLS. Gross acres or wells, as the case may be, multiplied by the percentage working interest owned by us.

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


     NET PRODUCTION. Production that is owned by Encore less royalties and production due others.


     NYMEX.  New York Mercantile Exchange.

     OIL.  Crude oil or condensate.

     OPERATING INCOME. Gross oil and natural gas revenue less applicable production taxes and lease operating expense.

     OPERATOR. The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

     PRESENT VALUE OF FUTURE NET REVENUES OR PRESENT VALUE OR PV-10. The pretax present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depletion, depreciation, and amortization, and discounted using an annual discount rate of 10%.

     PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     PROVED RESERVES. The estimated quantities of oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions.

     PROVED UNDEVELOPED RESERVES. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     RESERVE-TO-PRODUCTION INDEX OR R/P INDEX. An estimate expressed in years, of the total estimated proved reserves attributable to a producing property divided by production from the property for the 12 months preceding the date as of which the proved reserves were estimated.

     ROYALTY. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     STANDARDIZED MEASURE. Future cash inflows from proved oil and natural gas reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

     TERTIARY RECOVERY. An enhanced recovery operation that normally occurs after waterflooding in which chemicals or natural gasses are used as the injectant.

     UNIT. A specifically defined area within which acreage is treated as a single consolidated lease for operations and for allocations of costs and benefits without regard to ownership of the acreage. Units are established for the purpose of recovering oil and natural gas from specified zones or formations.

     WATERFLOOD. A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

     WORKING INTEREST. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation provides that no director or officer shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director for any act or omission; provided, however, that the director may be liable for any claim resulting from an act or omission that has not met the standard of conduct permissible under the Delaware General Corporation Law to indemnify the director or officer for the amount claimed.

     Our Certificate of Incorporation and our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director or officer of Encore, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to the foregoing, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was a director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Encore unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Pursuant to our Certificate of Incorporation and Bylaws, we may purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer of Encore serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power or the obligation to indemnify him against such liability. Under the Certificate of Incorporation and Bylaws, we may, to the extent authorized from time to time by our Board of Directors, provide rights to indemnification and the advancement of expenses to our employees and agents similar to those rights conferred in our Certificate of Incorporation and Bylaws to our directors and officers.

     We have entered into indemnification agreements with our directors and officers, which indemnify each person to the fullest extent permitted by Delaware law and obligate us to purchase and maintain insurance or similar protection on behalf of our directors and officers against personal liability against him or incurred by or on behalf of him in the capacity as a director or officer of Encore. Any insurance policy providing liability coverage for directors and officers of Encore shall continue until as long as the director or officer serves in such capacity. Pursuant to the agreements, we also agree to hold harmless and indemnify each person against expenses incurred by reason of the fact that the person is or was a director, officer, employee or agent of us, unless his acts were committed in bad faith, were the result of active and deliberate dishonesty, or resulted in personal financial profit or other advantage to which he was not legally entitled.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers of controlling persons pursuant to the foregoing provisions, Encore has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a list of all exhibits filed as part of the Registration Statement on Form S-4, including those incorporated by reference herein.


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
 2.1      Second Amended and Restated Certificate of Incorporation of
          Encore Acquisition Company (incorporated by reference to
          Exhibit 3.1 to Quarterly Report on Form 10-Q for the
          quarterly period ended September 30, 2001, filed with the
          SEC on November 7, 2001).
 2.2      Second Amended and Restated Bylaws of Encore Acquisition
          Company (incorporated by reference to Exhibit 3.2 to
          Quarterly Report on Form 10-Q for the quarterly period ended
          September 30, 2001, filed with the SEC on November 7, 2001).
 4.1      Specimen certificate of Encore Acquisition Company
          (incorporated by referenced to Exhibit 4.1 to Registration
          Statement on Form S-1, Registration No. 333-47540, filed
          with the SEC on December 15, 2000).
 4.2      Indenture, dated as of June 25, 2002, among Encore,
          subsidiary guarantors party thereto and Wells Fargo Bank,
          N.A. (incorporated by reference to Exhibit 4.1 to Quarterly
          Report on Form 10-Q for the quarterly period ended June 30,
          2002, filed with the SEC on August 9, 2002).
 4.3      Registration Rights Agreement, dated June 19, 2002, among
          Encore, the subsidiary guarantors party thereto and the
          initial purchasers named therein (incorporated by reference to Exhibit 4.2 to Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 2002, filed with the SEC on
          August 9, 2002).
 4.4      Form of 8 3/8% Note (contained in the Indenture filed as
          Exhibit 4.2 to this Registration Statement).
 5.1**    Opinion of Kelly, Hart & Hallman, P.C. regarding legality of the Securities to be registered.
10.1      Credit Agreement, dated June 25, 2002 among Encore
          Acquisition Company, Encore Operating, L.P., Fleet National
          Bank, a national banking association, as Administrative
          Agent ("Administrative Agent"), Wachovia Bank, N.A., as
          Syndication Agent ("Syndication Agent"), Fortis Capital
          Corp., as Documentary Agent ("Documentary Agent") and the
          financial institutions listed therein (incorporated by
          reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the
          SEC on August 9, 2002).
10.2      Encore Acquisition Company 2000 Incentive Stock Plan
          (incorporated by reference to Exhibit 10.1 to Quarterly
          Report on Form 10-Q for the quarterly period ended September
          30, 2001, filed with the SEC on November 7, 2001).
12.1*     Statement regarding Computation of Ratios.
21.1      Subsidiaries of Encore Acquisition Company (incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K for the annual period ended December 31, 2001, filed with the
          SEC on March 15, 2002).
23.1**    Consent of Kelly, Hart & Hallman, P.C. (included in the
          opinion filed as Exhibit 5.1 to this Registration
          Statement).
23.2*     Consent of Miller & Lents, Ltd.
24.1**    Powers of Attorney (included on the signature page of this
          Registration Statement).
25.1**    Statement of Eligibility of Trustee.
99.1*     Letter of Transmittal.
99.2*     Form of Notice of Guaranteed Delivery.
99.3*     Form of Notice to Investors.
99.4*     Form of Notice to Broker Dealers.

---------------

 * Revised exhibit filed herewith

** Filed previously.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to such request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on December 5, 2002.


                                          ENCORE ACQUISITION COMPANY

                                          By:      /s/ I. JON BRUMLEY
                                            ------------------------------------
                                              Name: I. Jon Brumley
                                              Title:   Chairman of the Board,
                                                       Chief Executive Officer,
                                                       and Director

                                          EAP ENERGY, INC.

                                          By:      /s/ I. JON BRUMLEY
                                            ------------------------------------
                                              Name: I. Jon Brumley
                                              Title:   Chief Executive Officer

                                          EAP OPERATING, INC.

                                          By:      /s/ I. JON BRUMLEY
                                            ------------------------------------
                                              Name: I. Jon Brumley
                                              Title:   Chief Executive Officer

                                          EAP PROPERTIES, INC.

                                          By:      /s/ SUZANNE M. HAY
                                            ------------------------------------
                                              Name: Suzanne M. Hay
                                              Title:   Assistant Corporate
                                                       Secretary and Director

                                          ENCORE OPERATING, L.P.

                                          By: EAP Operating, Inc., general
                                              partner

                                          By:      /s/ I. JON BRUMLEY
                                            ------------------------------------
                                              Name: I. Jon Brumley
                                              Title:   Chief Executive Officer

                                          EAP ENERGY SERVICES, L.P.

                                          By: EAP Energy, Inc., general partner

                                          By:      /s/ I. JON BRUMLEY
                                            ------------------------------------
                                              Name: I. Jon Brumley
                                              Title:   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 5, 2002.



                    SIGNATURE                                        TITLE OR CAPACITY
                    ---------                                        -----------------

                /s/ I. JON BRUMLEY                      Chairman of the Board and Director of Encore
 ------------------------------------------------    Acquisition Company and Chief Executive Officer of
                  I. Jon Brumley                     Encore Acquisition Company, EAP Energy, Inc., EAP
                                                      Properties, Inc. and EAP Operating, Inc. Company

                /s/ JON S. BRUMLEY                      President and Director of Encore Acquisition
 ------------------------------------------------                         Company
                  Jon S. Brumley

               /s/ MORRIS B. SMITH                     Chief Financial Officer of Encore Acquisition
 ------------------------------------------------     Company, and Principal Financial Officer of EAP
                 Morris B. Smith                     Energy, Inc., EAP Properties, Inc., EAP Operating,
                                                        Inc., Encore Operating, L.P. and EAP Energy
                                                                       Services, L.P.

              /s/ ROBERT C. REEVES*                       Vice President and Controller of Encore
 ------------------------------------------------        Acquisition Company, EAP Energy, Inc., EAP
                 Robert C. Reeves                       Properties, Inc. and EAP Operating, Inc. and
                                                     Principal Accounting Officer of Encore Acquisition
                                                      Company, EAP Energy, Inc., EAP Properties, Inc.,
                                                      EAP Operating, Inc., Encore Operating, L.P. and
                                                                 EAP Energy Services, L.P.

              /s/ ARNOLD L. CHAVKIN*                       Director of Encore Acquisition Company
 ------------------------------------------------
                Arnold L. Chavkin

              /s/ HOWARD H. NEWMAN*                        Director of Encore Acquisition Company
 ------------------------------------------------
                 Howard H. Newman

                    SIGNATURE                                        TITLE OR CAPACITY
                    ---------                                        -----------------


               /s/ TED A. GARDNER*                         Director of Encore Acquisition Company
 ------------------------------------------------
                  Ted A. Gardner


              /s/ TED COLLINS, JR.*                        Director of Encore Acquisition Company
 ------------------------------------------------
                 Ted Collins, Jr.


             /s/ JAMES A. WINNE, III*                      Director of Encore Acquisition Company
 ------------------------------------------------
                  James A. Winne


---------------


*By I. Jon Brumley, agent and attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
 2.1      Second Amended and Restated Certificate of Incorporation of
          Encore Acquisition Company (incorporated by reference to
          Exhibit 3.1 to Quarterly Report on Form 10-Q for the
          quarterly period ended September 30, 2001, filed with the
          SEC on November 7, 2001).
 2.2      Second Amended and Restated Bylaws of Encore Acquisition
          Company (incorporated by reference to Exhibit 3.2 to
          Quarterly Report on Form 10-Q for the quarterly period ended
          September 30, 2001, filed with the SEC on November 7, 2001).
 4.1      Specimen certificate of Encore Acquisition Company
          (incorporated by referenced to Exhibit 4.1 to Registration
          Statement on Form S-1, Registration No. 333-47540, filed
          with the SEC on December 15, 2000).
 4.2      Indenture, dated as of June 25, 2002, among Encore,
          subsidiary guarantors party thereto and Wells Fargo Bank,
          N.A. (incorporated by reference to Exhibit 4.1 to Quarterly
          Report on Form 10-Q for the quarterly period ended June 30,
          2002, filed with the SEC on August 9, 2002).
 4.3      Registration Rights Agreement, dated June 19, 2002, among
          Encore, the subsidiary guarantors party thereto and the
          initial purchasers named therein (incorporated by reference to Exhibit 4.2 to Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 2002, filed with the SEC on
          August 9, 2002).
 4.4      Form of 8 3/8% Note (contained in the Indenture filed as
          Exhibit 4.2 to this Registration Statement).
 5.1**    Opinion of Kelly, Hart & Hallman, P.C. regarding legality of the Securities to be registered.
10.1      Credit Agreement, dated June 25, 2002 among Encore
          Acquisition Company, Encore Operating, L.P., Fleet National
          Bank, a national banking association, as Administrative
          Agent ("Administrative Agent"), Wachovia Bank, N.A., as
          Syndication Agent ("Syndication Agent"), Fortis Capital
          Corp., as Documentary Agent ("Documentary Agent") and the
          financial institutions listed therein (incorporated by
          reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the
          SEC on August 9, 2002).
10.2      Encore Acquisition Company 2000 Incentive Stock Plan
          (incorporated by reference to Exhibit 10.1 to Quarterly
          Report on Form 10-Q for the quarterly period ended September
          30, 2001, filed with the SEC on November 7, 2001).
12.1*     Statement regarding Computation of Ratios.
21.1      Subsidiaries of Encore Acquisition Company (incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K for the annual period ended December 31, 2001, filed with the
          SEC on March 15, 2002).
23.1**    Consent of Kelly, Hart & Hallman, P.C. (included in the
          opinion filed as Exhibit 5.1 to this Registration
          Statement).
23.2*     Consent of Miller & Lents, Ltd.
24.1**    Powers of Attorney (included on the signature page of this
          Registration Statement).
25.1**    Statement of Eligibility of Trustee.
99.1*     Letter of Transmittal.
99.2*     Form of Notice of Guaranteed Delivery.
99.3*     Form of Notice to Investors.
99.4*     Form of Notice to Broker Dealers.


---------------

 * Revised exhibit filed herewith

** Filed previously.